Exhibit 2.1

Execution Version

Purchase and Sale Agreement

TreadStone Energy Partners, LLC,

as Seller

and

Energy & Exploration Partners, LLC,

as Buyer

Dated June 13, 2014

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LIST OF EXHIBITS AND SCHEDULES

Exhibits
A	Leases
B	Wells
C	Contracts
D	Surface Rights
E	Form of Conveyance
F	Form of Transition Services Agreement

Schedules
1.1	Persons with Knowledge
3.2	Allocated Values
4.4	Required Consents
4.6	Litigation
4.7	Leases
4.8	Commitments, Abandonments, or Proposals
4.10(a)	Marketing Agreements
4.10(b)	Payments for Production
4.11	Contracts
4.13	Imbalances
4.14	Compliance with Laws
4.15	Environmental Matters
4.17	Suspended Funds
7.4	Interim Operations
12.7	Tax Matters

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated June 13, 2014, is by and between TreadStone Energy Partners, LLC, a Delaware limited liability company (“Seller”), and Energy & Exploration Partners, LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

WHEREAS, Seller desires to sell, assign, and convey to Buyer, and Buyer desires to purchase and accept, the Properties (as defined herein) located in Houston and Madison Counties, Texas, in the manner and upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer do hereby agree as follows:

Article I.

Definitions and References

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the section, subsections, or other subdivisions referred to below:

“Additional Testing” shall have the meaning assigned to such term in Section 7.2.

“Additional Testing Notice” shall have the meaning assigned to such term in Section 7.2.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, with control in such context meaning the ability to direct the management or policies of a Person through ownership of voting shares or other securities, pursuant to a written agreement, or otherwise.

“Aggregate Deductible” shall have the meaning assigned to such term in Section 8.8.

“Agreement” means this Purchase and Sale Agreement, including all schedules and exhibits hereto, as hereafter changed, amended, modified, or restated in accordance with the terms hereof.

“Allocated Value” shall have the meaning assigned to such term in Section 3.2.

“Applicable Environmental Laws” mean, as the same may have been amended as of the Effective Time, all federal, state or local laws, rules, orders or regulations addressing or governing protection of the environment, pollution, or Hazardous Substances, including the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984 (“RCRA”); the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the

Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act, and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq. Notwithstanding the foregoing, the phrase “violation of Environmental Laws” and words of similar import used herein shall mean, as to any given Oil and Gas Property, the violation of or failure to meet specific objective requirements or standards that are clearly applicable to such Oil and Gas Property under Applicable Environmental Laws where such requirements or standards are in effect as of the Effective Time.

“Asserted Defects” shall have the meaning assigned to such term in Section 8.1.

“Base Purchase Price” shall have the meaning assigned to such term in Section 3.1.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in Houston, Texas, are required or authorized by Law to be closed.

“Buyer’s Indemnified Claim” and “Buyer’s Indemnified Claims” shall have the meanings assigned to such terms in Section 14.2.

“Buyer Indemnified Parties” shall have the meaning assigned to such term in Section 14.2.

“Casualty Loss” shall have the meaning assigned to such term in Section 15.1.

“Claim Notice” shall have the meaning assigned to such term in Section 14.4.

“Closing” and “Closing Date” shall have the meanings assigned to such terms in Section 10.1.

“Code” shall have the meaning assigned to such term in Section 3.2.

“Confidentiality Agreement” means the Confidentiality Agreement between Buyer and Seller dated April 1, 2014.

“Confidential Information” shall have the meaning assigned to such term in Section 12.4(b).

“Consent” shall have the meaning assigned to such term in Section 7.5(a).

“Contracts” shall have the meaning assigned to such term in Section 2.1(d).

“Conveyance” shall have the meaning assigned to such term in Section 10.2(a).

“Credit Agreement” shall mean (x) that certain Loan Agreement dated February 5, 2013, by and between Bank of Texas and Seller, (y) that certain Deed of Trust & Security Agreement dated February 5, 2013, by and between Bank of Texas and Seller, as recorded at

Volume 1236, Page 255 of the Official Records of Madison County, Texas, and Instrument Number 1301088 of the Official Records of Houston County, Texas and (z) that certain Revolving Promissory Note dated February 5, 2013, by and between Bank of Texas and Seller.

“Defect” shall have the meaning assigned to such term in Section 8.2.

“Defect Deadline” shall have the meaning assigned to such term in Section 8.1.

“Defensible Title” means that title of Seller to an Oil and Gas Property that:

(a) as to the UGR Unit or any of the Wells (including Uncompleted Wells), entitles Seller to receive, throughout the duration of the productive life of each Unit, Well, or the Leases included in such Unit or on which such Well is located (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, production payments, net profits interests, and other similar burdens on or measured by production of Hydrocarbons) not less than the Net Revenue Interest shown in Exhibit B of all Hydrocarbons produced, saved, and marketed from the currently producing intervals in such Unit or Well, except for decreases (i) in connection with those operations in which Seller may be a nonconsenting co-owner, (ii) resulting from the reversion of interests to co-owners with respect to operations in which such co-owners elected not to consent, (iii) resulting from the establishment, or amendment, of pools or units, and (iv) required to allow co-owners to make up past underproduction, or pipelines to make up past under-deliveries, insofar as, in each case, such decreases and reductions are expressly reflected in and taken into account in Exhibit B;

(b) as to the UGR Unit or any of the Wells (including Uncompleted Wells), obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, each Unit or Well, or the Leases included in such Unit or on which such Well is located, that is not greater than the Working Interest shown for such Unit or Well in Exhibit B, without increase throughout the productive life of such Well or Unit, or the Leases included in such Unit or on which such Well is located, except increases (i) resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements or applicable Law and (ii) that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest, with specificity as to any reversionary, back-in, or carried interests, and any before and after payout interests, to which any such Well or Unit may be subject, insofar only as, in each case, such increases are expressly reflected, and taken into account, in Exhibit B;

(c) as to (i) Leases not within the geographic boundaries of the UGR Unit and (ii) Leases within the geographic boundaries of the UGR Unit, as to the subsurface intervals underlying such Leases located above the top, or below the base, of the Unitized Interval, (x) includes not less than the number of Net Leasehold Acres described for such Lease on Schedule 3.2, subject to such depth limitations and other restrictions as may be set forth on Schedule 3.2 or in the instruments that constitute (or are assignments or conveyances in the chain of title to) such Lease, and (y) entitles Seller to receive, throughout the productive life of such Lease (after the satisfaction of all royalties, overriding royalties, nonparticipating royalties, production payments, net profits interests, and other similar burdens on or measured by production of Hydrocarbons) not less than the Net Revenue Interest shown for such Lease on Schedule 3.2; and

(d) is free and clear of all liens and encumbrances on title, except Permitted Encumbrances.

“Designated Accountants” means BDO USA, LLP or any other accounting firm mutually acceptable to the Parties.

“Disclosing Party” means the Party who discloses Confidential Information pursuant to this Agreement.

“Effective Time” shall have the meaning assigned to such term in Section 10.2(a).

“Exclusive Period” shall have the meaning assigned to such term in Section 7.8.

“Excluded Properties” shall have the meaning assigned to such term in Section 2.2.

“Exclusion Election” shall have the meaning assigned to such term in Section 8.4(a).

“Final Settlement Date” shall have the meaning assigned to such term in Section 13.3.

“Final Settlement Statement” shall have the meaning assigned to such term in Section 13.3.

“Governmental Authority” means any governmental or quasi-governmental federal, state, provincial, county, city, or other political subdivision of the United States, any foreign country, or any department, bureau, agency, commission, court, or other statutory or regulatory body or instrumentality thereof.

“Hazardous Substance” means any substance defined as a “hazardous substance” or as a pollutant, contaminant, or as otherwise toxic to health or the environment under Applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, sulfur, natural gas liquids, and/or other liquid or gaseous hydrocarbons or any combination thereof or products therefrom.

“Indemnitee” shall have the meaning assigned to such term in Section 14.4.

“Initial Settlement Statement” shall have the meaning assigned to such term in Section 13.2.

“Interest Addition” shall have the meaning assigned to such term in Section 8.7.

“Interest Addition Value” means, with respect to each Interest Addition asserted by Seller in a timely and proper manner under Section 8.7, the increase in value of the affected Lease, Unit, or Well as determined by Seller and Buyer as the result of the existence of the relevant Interest Addition, after taking into account the size, legal characteristics, and potential economic effect of such Interest Addition over the life of the affected Lease, Unit, or Well.

“Laws” means all constitutions, treaties, laws, statutes, ordinances, rules, regulations, orders, and decrees of the United States, any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction, including all Applicable Environmental Laws.

“Leases” shall have the meaning assigned to such term in Section 2.1(a).

“Losses” shall have the meaning assigned to such term in Section 14.1.

“Lowest Cost Response” shall have the meaning assigned to such term in Section 8.6(d).

“Material Adverse Effect” means an event, violation, inaccuracy, circumstance or other matter that, individually or in the aggregate, would materially and adversely affect the business, condition (financial or otherwise), capitalization, assets, liabilities, operations, or financial performance of the Properties, taken as a whole; provided, however, that the following shall not be deemed to constitute, create, or cause a Material Adverse Effect: any changes, circumstances, or effects that (a) affect generally the oil and gas industry, such as fluctuations in the price of Hydrocarbons, (b) result from international, national, regional, state, or local economic conditions, (c) result from general developments or conditions in the oil and gas industry, (d) result from changes in Laws (including regulatory or enforcement policy) applicable to Seller or its Affiliates, (e) result from any of the transactions contemplated by this Agreement and any public announcement thereof, (f) result from the effects of conditions or events resulting from an outbreak or escalation of hostilities (whether nationally or internationally), or the occurrence of any other calamity or crisis (whether nationally or internationally), including terrorist attacks, or (g) result from a condition that is cured or eliminated on or before Closing.

“Net Leasehold Acres” means, as to each parcel or tract of Land covered by a Lease in which Seller owns an interest, the product of (a) the number of acres of Land that are included in such parcel or tract (i.e., gross acres) covered by such Lease, multiplied by (b) the lessor’s undivided mineral fee interests in the Lands included in such parcel or tract, multiplied by (c) the Seller’s Working Interest in such Lease (provided, however, that if items (b) and (c) of this definition vary as to different depths or geographic areas within any tracts or parcels burdened by such Lease, a separate calculation shall be performed with respect to each such depth or geographic area).

“Net Revenue Interest” or “NRI” means the decimal interest in and to all production of the Hydrocarbons produced and saved or sold from an Oil and Gas Property, after giving effect to Seller’s contracts and all valid lessors’ royalties, overriding royalties, production payments, and/or other non-expense bearing burdens against production.

“NYMEX” means the New York Mercantile Exchange.

“Oil and Gas Property” and “Oil and Gas Properties” shall have the meanings assigned to such terms in Section 2.1.

“Outside Date” shall have the meaning assigned to such term in Section 12.5.

“Parties” shall mean Buyer and Seller, including their respective successors and assigns.

“Permit” shall mean the permits, licenses, authorizations, certificates, registrations, and other approvals granted by any Governmental Authority that pertain or relate in any way to the Leases, Units, and Wells.

“Permitted Encumbrances” shall have the meaning assigned to such term in Section 8.3.

“Person” means an individual, an estate, a corporation, a partnership, an association, a joint stock company, a limited liability company, a joint venture, a trust, an unincorporated organization and any other legally recognized entity.

“Production Taxes” means any and all severance, production, gathering, Btu or gas, transportation, gross receipts, utility, excise, and other similar Taxes (other than Property-Related Taxes, Transfer Taxes, and Taxes based on or measured by net income or net worth) relating to the production, gathering, or transportation of Hydrocarbons, or increases therein, and any interest or penalties thereon.

“Properties” shall have the meaning assigned to such term in Section 2.1.

“Property Contracts” shall have the meaning assigned to such term in Section 4.11.

“Property Costs” means all costs attributable to the ownership and operation of the Properties (including without limitation costs of insurance but excluding all Taxes) and, capital expenditures incurred in the ownership and operation of the Properties in the ordinary course of business and, where applicable, in accordance with the relevant operating agreement or unit agreement, if any, but excluding, without limitation, liabilities, losses, costs, and expenses attributable to: (a) claims, investigations, administrative proceedings, or litigation directly or indirectly arising out of or resulting from actual or claimed personal injury or death, property damage, or violation of any Law; (b) obligations to plug wells, dismantle facilities, close pits, and restore the surface around such wells, facilities, and pits; (c) obligations to remediate any contamination of groundwater, surface water, soil, or equipment under Applicable Environmental Laws; (d) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts; (e) gas balancing obligations; and (f) obligations to pay Working Interests, royalties, overriding royalties, or other interests held in suspense, all of which are addressed in Article XIII.

“Property-Related Taxes” means any and all ad valorem, property, generation, conversion, privilege, consumption, lease, transaction, and other Taxes, franchise fees,

governmental charges or fees, licenses, fees, permits, and assessments, or increases therein, and any interest or penalties thereon, other than Production Taxes, Transfer Taxes, and Taxes based on or measured by net income or net worth.

“Purchase Price” shall have the meaning assigned to such term in Section 3.1.

“Recipient” means the Party who receives Confidential Information pursuant to this Agreement.

“Records” shall have the meaning assigned to such term in Section 2.1(i).

“Release” means any release, disposal, spilling, leaking, pouring, emission, emptying, discharge, injection, escape, transmission, leaching, or dumping, or any threatened release, of any Hazardous Substances from, or related in any way to, the use, ownership, or operation of the Properties that has not been remedied in accordance with all Applicable Environmental Laws.

“Representatives” shall have the meaning assigned to such term in Section 12.4(b).

“Required Consent” means a consent by a third party that (i) must be obtained in order for the Conveyance with respect to a Property to be valid and not in violation of the terms of any Lease or Contract, and (ii) if not obtained, will result in a material breach of such Lease or Contract that makes Buyer or Seller liable for a material amount of damages or will entitle the holder of the consent right to terminate the affected Lease or Contract.

“Retention Election” shall have the meaning assigned to such term in Section 8.4(a).

“Routine Governmental Approvals” means the approvals required to be obtained from Governmental Authorities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors).

“SEC” means the Securities Exchange Commission or any successor Governmental Authority.

“Securities Act” shall have the meaning assigned to such term in Section 12.5.

“Seller Financial Statements” shall have the meaning assigned to such term in Section 12.5.

“Seller’s Indemnified Claim” and “Seller’s Indemnified Claims” shall have the meanings assigned to such terms in Section 14.1.

“Seller Indemnified Parties” shall have the meaning assigned to such term in Section 14.1.

“Seller’s Knowledge” shall mean information actually personally known by the Persons set forth on Schedule 1.1.

“Site Assessment” shall have the meaning assigned to such term in Section 7.2.

“Surface Rights” shall have the meaning assigned to such term in Section 2.1(f).

“Taxes” means all federal, state, local, and foreign income, profits, and franchise taxes, Production Taxes, Property-Related Taxes, Transfer Taxes, and gross receipts, goods and services, capital, transfer, or withholding taxes or other governmental fees or charges imposed by any Governmental Authority, including any interest, penalties, or additional amounts which may be imposed with respect thereto.

“Termination Date” shall have the meaning assigned to such term in Section 11.1.

“Third Party Claim” shall have the meaning assigned to such term in Section 14.4.

“Third Person Transaction” shall have the meaning assigned to such term in Section 7.8.

“Transfer Taxes” means any sales, use, stock, stamp, document, real property transfer or gain, filing, recording, registration, and similar Tax or charge, including any interest or penalties thereon.

“UGR Unit” means that certain Unit described in and/or formed by that certain Unit Agreement for Fort Trinidad (Upper Glen Rose) Field Unit dated February 12, 1963 as revised, recorded in Volume 386, Page 410 of the Deed Records, Houston County, Texas, and in Volume 148, Page 517 of the Deed Records, Madison County, Texas (the “UGR Unit Agreement”), insofar and only insofar as such Unit covers the Upper Glen Rose formation, to the extent such formation lies within the lateral boundaries of such Unit, both as more particularly described therein. As to any Leases (or portions thereof) lying outside the lateral boundaries of the UGR Unit, for purposes of defining Defensible Title as defined in this Article I, the “Unitized Interval” shall mean the stratigraphic equivalent (as to both the top and base) of the formation described in the UGR Unit Agreement.

“Uncompleted Wells” means those Wells for which Seller is currently engaging in drilling and/or completion operations as set forth in Schedule 7.4.

“Unit(s)” shall have the meaning assigned to such term in Section 2.1(c).

“Wells” shall have the meaning assigned to such term in Section 2.1(b).

“Working Interest” means the interest that represents the ownership of the oil and gas leasehold estate created by a Lease and that is burdened with the obligation to bear and pay a percentage of the costs and expenses attributable to the ownership, maintenance, development, and operation of an Oil and Gas Property.

Article II.

Properties to be Sold and Purchased

Section 2.1 Properties. Seller agrees to sell, and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, assets, rights, and interests:

(a) The undivided Working Interests set forth on Exhibit A, together with any and all other Working Interests, carried interests, reversionary interests (including rights under non-consent provisions), mineral fee interests, possibilities of reverter, royalties, overriding royalties, production payments, net profits interests, and other properties and interests of every kind and character, regardless of whether described on Exhibit A, in, to, under, or derived from the oil and gas leases, oil, gas, and mineral leases, and subleases also described on Exhibit A, and the leasehold estates created thereby (as the same may have been renewed, extended, ratified or amended as of the Closing Date), subject to such depth limitations and other restrictions as may be set forth on Exhibit A or in the instruments that constitute (or are assignments or conveyances in the chain of title to) the foregoing properties and interests, whether producing or non-producing (collectively, the “Leases”), together with each and every kind and character of other right, title, claim, interest, privilege, benefit, and power that Seller has, or that is conferred upon Seller as the owner of such interests, in and to the Leases, the lands covered by the Leases, and the lands pooled, unitized, communitized, or consolidated therewith (such lands covered by the Leases or pooled, unitized, communitized, or consolidated therewith being hereinafter referred to as the “Lands”), even though such right, title, claim, interest, privilege, benefit, or power might be omitted from Exhibit A or incorrectly described on Exhibit A;

(b) The undivided Working Interests set forth on Exhibit B, together with any and all of the same types and categories of other rights, titles, claims, interests, privileges, benefits, and powers referred to in subsection (a), in and to all oil, gas, water, CO2 injection or disposal, and water and salt water injection or disposal wells located on the Lands, whether producing, shut-in, plugged, and/or abandoned, including the wells shown on Exhibit B attached hereto (whether or not located on the Lands) (the “Wells”);

(c) All rights, titles, interests and obligations of Seller in and to, or otherwise derived from, all presently existing and valid oil, gas, and/or mineral unitization, pooling, and/or communitization agreements, declarations, and/or orders (including, without limitation, the UGR Unit and all other units formed under orders, rules, regulations, or other official acts of any Governmental Authority having jurisdiction, and voluntary pooling or unitization agreements, designations, and/or declarations), to the extent that any of the properties described in subsections (a) and (b) above are subject to or bound by such agreements, declarations, or orders, and including all interests of Seller in Hydrocarbon production from any such unit or pool (each, a “Unit” and collectively, the “Units”), whether the Hydrocarbon production from such Units comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d) To the extent transferable or assignable, all rights, titles, and interests of Seller in and to all presently existing and valid production sales, purchase, or exchange contracts, operating agreements, gathering, storage, dehydration, processing, treatment, and transportation agreements, farmout and farmin agreements, unitization, pooling, and communitization agreements, purchase and sale agreements, exploration agreements, participation agreements, joint development agreements, partnership agreements, joint venture agreements, joint operating agreements, area of mutual interest agreements, saltwater, water, and waste injection, disposal, and transportation agreements, and all other contracts, agreements, and rights owned by Seller, in whole or in part, or to which Seller is a party, to the extent that they are (i) appurtenant to or affect any of the properties described in subsections (a), (b), and (c) above, (ii) used or held for use in connection with the ownership, development, maintenance, or operation thereof, or the gathering, treatment, storage, processing, transportation, and marketing of Hydrocarbons produced therefrom or allocable thereto or (iii) binding on any of the properties described in subsections (a), (b) and (c) above, including those Contracts described on Exhibit C (collectively the “Contracts”); provided, however, that the Contracts shall not include (x) any Leases, (y) any master service agreements or (z) any contracts, agreements, and instruments to the extent that the transfer thereof is (i) restricted by their respective terms, or the necessary Required Consents are not obtained pursuant to Section 7.5, or (ii) subject to the payment of a fee or other consideration under any license agreement or other agreement with a Person other than an Affiliate of Seller for which Buyer would be obligated if such license or other agreement were assigned;

(e) All rights, titles, and interests of Seller in and to all materials, supplies, machinery, equipment, facilities, improvements, and other personal property and fixtures, including wellhead equipment, pumping units, flowlines, tanks, buildings, water and salt water injection facilities, water and saltwater disposal facilities, compression facilities, gathering systems, pipelines, and other equipment located on, appurtenant to, or used in connection with the properties described in subsections (a), (b) and (c) above;

(f) All rights, titles, and interests of Seller in and to all rights-of-way, easements, surface leases, licenses, surface use permits and agreements, and servitudes appurtenant to or used in connection with the properties described in subsections (a), (b), and (c) (collectively, “Surface Rights”), including those Surface Rights described on Exhibit D;

(g) To the extent transferable without the payment of a fee or other consideration (unless Buyer agrees in writing to pay the same), all rights, titles, and interests of Seller in and to all Permits of any nature owned or held by Seller in connection with the properties described in subsections (a), (b) and (c) above;

(h) All Hydrocarbons in, on, under, and produced from or attributable to the properties described in subsections (a), (b) and (c) above from and after the Effective Time and the proceeds thereof;

(i) To the extent the same are related to the items described in this Section 2.1, all title opinions, abstracts of title, title curative, division of interest statements, and all other files, records, and data (including electronic data), including lease files, land files, well files, contract files, division order files, title files, operations, environmental, engineering, and production files, maps, accounting records, correspondence files, marketing files, regulatory compliance files, safety, testing, and inspection records, Tax records (excluding all income Tax returns), and other information in the possession of Seller or copies thereof and all rights relating thereto; but excluding (1) any books, records, data, files, maps, and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary Required Consents are not obtained pursuant to Section 7.5, or is subject to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of Seller, or by applicable Law, and for which Buyer has not agreed in writing to pay the fee or other consideration, as applicable; (2) all legal records and legal files of Seller, work product of Seller’s legal counsel, communications between Seller’s counsel and Seller and/or Seller’s members (whether or not privileged), and records protected by the attorney-client privilege, other than title opinions; and (3) records relating to the offer, negotiation, or consummation of the sale of the Oil and Gas Properties (collectively, subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has determined may be required for litigation, Tax, accounting, corporate, or auditing purposes and shall instead provide Buyer with copies of such retained Records;

(j) All Hydrocarbons produced from or attributable to the Oil and Gas Properties in storage as of the Effective Time, only to the extent that Seller receives an upward adjustment to the Base Purchase Price pursuant to Section 13.1 in respect of such Hydrocarbons; and

(k) All geophysical and geological data, engineering and consulting reports, computer data, seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical, and seismic data), and other proprietary data (in each case, whether in written or electronic format) owned and possessed by Seller, together with any rights of Seller to such types of intellectual property owned or prepared by third parties and not subject to (i) confidentiality obligations in favor of non-Affiliate third Persons, (ii) Required Consents, restrictions in Seller’s licenses and agreements that require Seller to make payments (which Buyer agrees in writing to pay) or incur other obligations or liabilities upon a transfer, or other contractual restrictions on transferability, unless such restrictions are satisfied, obtained, or waived prior to the Closing, or (iii) licensing arrangements requiring the purchase of a proprietary license by each successor-user, in each case to the extent relating exclusively to the properties described in subsections (a), (b), and (c) above.

The properties, rights and interests specified in the foregoing subsections (a), (b) and (c), except for the Excluded Properties, as defined below, are herein sometimes collectively called the “Oil and Gas Properties,” and the properties, rights and interests specified in the foregoing subsections (a), (b), (c), (d), (e), (f), (g), (h), (i), (j), and (k), except for the Excluded Properties, are herein sometimes collectively called the “Properties”.

Section 2.2 Excluded Properties. The Properties do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller:

(a) All rights and choses in action, arising, occurring, or existing in favor of Seller prior to the Effective Time or arising out of the ownership, development, maintenance, or operation of, or the production of Hydrocarbons from, the Oil and Gas Properties prior to the Effective Time (including any and all contract rights, claims, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time);

(b) Properties excluded from the purchase and sale contemplated by this Agreement under Section 8.5(b) or Section 7.5;

(c) All Hydrocarbons in, on, under, and produced from or attributable to the Wells prior to the Effective Time and the proceeds thereof, except for the Hydrocarbons described in Section 2.1(j);

(d) Except to the extent constituting funds held in suspense by Seller, all deposits, cash, credits, checks, funds, and accounts receivable attributable to Seller’s interests in the Properties with respect to any period of time prior to the Effective Time;

(e) All rights under that certain Purchase and Sale Agreement executed March 8, 2012 by and between Newfield Exploration Company and Seller (264646-PSA-003) and that certain Asset Purchase Agreement dated November 7, 2012, by and between Canyon Midstream Partners, LLC and Seller;

(f) Any geophysical and geological data, engineering and consulting reports, computer data, seismic data (including raw data and any interpretative data or information relating to such geologic, geophysical, and seismic data), or other proprietary data (in each case, whether in written or electronic format) that either (i) Seller may not assign or transfer under its existing agreements and licenses due to confidentiality obligations, or without obtaining a Required Consent, or making any additional payments which Buyer has not agreed in writing to pay, or incurring other liabilities or obligations, or that are subject to other restrictions on transferability, in each case, that are not satisfied, obtained, or waived prior to the Closing, or (ii) require the purchase of a proprietary license by a successor-user; and

(g) All computer or communications software or intellectual property (including tapes, data, and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed, or used by Seller.

These excluded properties, rights, and interests are collectively referred to as the “Excluded Properties.” It is understood that certain of the Excluded Properties may not be embraced by the term “Properties.” The fact that certain assets have been expressly excluded is not intended to suggest that, had they not been excluded, they would have constituted Properties and shall not be used to interpret the meaning of any word or phrase used in describing the Properties.

Article III.

Purchase Price

Section 3.1 Purchase Price. The purchase price for the Properties shall be SEVEN HUNDRED FIFTEEN MILLION AND NO/100 DOLLARS ($715,000,000.00) (such amount, unadjusted by any adjustments provided for in this Agreement or agreed to by the Parties, being herein called the “Base Purchase Price”). The Base Purchase Price shall be adjusted as provided herein (the Base Purchase Price, as so adjusted, and as the same may otherwise be adjusted by mutual agreement of the Parties, being herein called the “Purchase Price”). Buyer shall pay to Seller, at the Closing, the Purchase Price in immediately available funds, by wire transfer to an account designated by Seller in writing.

Section 3.2 Allocated Values. For purposes of calculating adjustments to the Base Purchase Price under Section 13.1 and notices to the holders of preferential purchase rights (if any), the Parties have agreed upon an allocation of the Base Purchase Price, prior to any adjustments thereto, among the Properties as set forth on Schedule 3.2 (for each Oil and Gas Property, its “Allocated Value”). On or before the Closing Date, Buyer and Seller will agree upon an allocation of the Purchase Price among each of the Properties, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder, based upon the Allocated Value for each Oil and Gas Property. In determining the allocation of the Purchase Price among the Properties for purposes of Section 1060 of the Code, any adjustments to the Base Purchase Price other than the adjustments provided for in Section 13.1(a)(iv) and Sections 13.1(b)(ii), (iii), (iv) and (v) shall be applied on a pro rata basis to the Allocated Values for all Properties. After all such adjustments are made, any adjustments to the Base Purchase Price pursuant to Section 13.1(a)(iv) and Sections 13.1(b)(ii), (iii), (iv) and (v) shall be applied to the Allocated Values for the particular affected Property(ies). After Seller and Buyer have agreed on the adjustments to the Base Purchase Price and the resulting allocation of the Purchase Price (reflecting the application of such adjustments as provided in this Section 3.2) among the Properties for purposes of Section 1060 of the Code, Seller will be deemed to have accepted such allocation for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy thereof. Seller and Buyer agree that (i) the allocation of the Purchase Price (reflecting the application of the adjustments thereto provided for in this Section 3.2) shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of all federal, state, and local Tax returns, including Internal Revenue Service Form 8594, and (ii) neither the Parties nor their Affiliates will take positions inconsistent with such allocation in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, or in other documents or notices relating to the transactions contemplated by this Agreement without the consent of the other Party. Seller and Buyer further agree that, on or before the Closing Date, they will mutually agree as to the further allocation of the Purchase Price (reflecting the application of the adjustments thereto provided for in this Section 3.2) as to the relative portions of such allocations attributable to leasehold costs and depreciable equipment.

Article IV.

Representations of Seller

Seller represents to Buyer that:

Section 4.1 Formation and Qualification. Seller is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Delaware and is qualified to do business and in good standing under the Laws of each of the states in which Seller is required to be qualified to do business in order to own and operate the Properties.

Section 4.2 Power and Authority. Seller has full power and authority to enter into and perform its obligations under this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereunder. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Seller.

Section 4.3 Valid, Binding, and Enforceable. This Agreement constitutes (and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby, constitutes) the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, and other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

Section 4.4 Approvals; Non-Contravention. The execution, delivery, and performance by Seller of this Agreement and the documents executed in connection herewith, and the consummation by Seller of the transactions contemplated hereby and thereby, will not: (a) conflict with or result in a breach of any of the organizational or governing documents of Seller; (b) except as set forth on Schedule 4.4 and except for Seller’s Credit Agreement, which shall be released at Closing, violate, breach, constitute (with or without due notice or lapse of time or both) a material default, or give rise to any lien, encumbrance, or right of termination, cancellation, payment, guaranty, or acceleration under, or require any consent under, any indenture, license, contract, agreement or other instrument or obligation to which Seller is a party or by which the Properties are bound; or (c) except for any filings required by the HSR Act, Routine Governmental Approvals, and filings, Permits, authorizations, or consents that are customarily obtained after the Closing, violate any order, writ, injunction, decree, judgment, or Law applicable to Seller or the Properties.

Section 4.5 Royalties. As of the Effective Time, to Seller’s Knowledge, all royalties due under the Leases have been fully, properly and timely paid in compliance with all of the terms and conditions of the applicable Leases, the Contracts, and applicable Law, except for royalties being held in suspense in accordance with applicable Law.

Section 4.6 Litigation. Except as set forth on Schedule 4.6, there are no pending, or to Seller’s Knowledge, threatened suits, actions, or other proceedings for which Seller has received written notice that, would: (i) result in the impairment or loss of title to any material part of the Properties or the impairment of the value thereof; (ii) materially hinder or impede the ownership, development, maintenance, operation, or free enjoyment of the Properties; (iii) seeks to restrain or prohibit, or to obtain substantial damages from the Seller with respect to, any operations on the Properties; or (iv) affect adversely in any material respect the ability of Seller to perform this Agreement or consummate the transactions contemplated herein or in the documents executed in connection herewith.

Section 4.7 Leases. To Seller’s Knowledge, each Lease is in full force and effect. Except as set forth on Schedule 4.7, and except for customary provisions in Leases that would cause a Lease to expire if production in paying quantities is not established during the primary term and continued thereafter: (a) to Seller’s Knowledge, Seller is not in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice or both, would constitute such a material breach or material default by Seller with respect to any terms of any Lease; and (b) to Seller’s Knowledge, there are no obligations under any Lease, Contract, or otherwise, or any written demand by any lessor, based on a claim of drainage or otherwise, to drill additional wells on the Leases (other than to comply with implied covenants or deferred bonus payments due with respect to the Leases). No lessor under any Lease has given or, to Seller’s Knowledge, threatened to give notice of any action to terminate, cancel, rescind, repudiate, or procure a judicial reformation of any Lease or any provision thereof.

Section 4.8 Commitments, Abandonments, or Proposals. As of the date hereof, the Wells described on Exhibit B include all of the Hydrocarbon Wells currently capable of producing Hydrocarbons located on the Leases and the Units, and there are no other currently active or drilling Hydrocarbon wells located on the Leases or the Units. Except as set forth on Schedule 4.8: (a) Seller has not abandoned any of the active Wells, or, since the Effective Time, removed any material items of equipment located on the Oil and Gas Properties, except those replaced by items of materially equal suitability; and (b) to Seller’s Knowledge, (i) all inactive Wells drilled by Seller located on the Oil and Gas Properties have been properly temporarily abandoned or plugged and abandoned in accordance with applicable Laws; and (ii) no proposals are currently outstanding (whether made by Seller or by any other Person) to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any operations other than the normal operation of existing Wells on the Oil and Gas Properties, or to abandon any Wells on the Oil and Gas Properties. In addition, except as set forth on Schedule 4.8, there are no operations on the Properties to which Seller is or was a non-consenting party.

Section 4.9 Preferential Rights; Consents. None of the Oil and Gas Properties is subject to any preferential right to purchase, right of first refusal, right of first offer, or similar right that would be applicable to the purchase and sale contemplated by this Agreement. Except for the requirements of the HSR Act, any Routine Governmental Approvals, the requirements of any maintenance of uniform interest provisions contained in any operating or other agreements, and filings, Permits, authorizations, and consents that are customarily obtained after the Closing, (i) Schedule 4.4 sets forth all Required Consents and (ii) no authorization, Consent, approval, exemption, franchise, Permit, or license of, or filing with, any Governmental Authority is required to authorize, or is otherwise required by any Governmental Authority in connection with, the valid execution and delivery by Seller of this Agreement, the documents executed by Seller in connection herewith, the transfer of the Properties to Buyer, or the performance by Seller of its obligations hereunder or thereunder.

Section 4.10 Payments for Production.

(a) Except as set forth on Schedule 4.10(a), (i) there are no calls on production, options to purchase, or similar rights in effect with respect to any portion of the Hydrocarbons allocable to the Properties. Except as set forth in Schedule 4.10(a), as of the date hereof, to Seller’s Knowledge, Seller is receiving from the purchasers of production all proceeds from the sale of Hydrocarbons attributable to the interests of Seller in the Properties, and no portion of any such proceeds is being held in suspense, subject to a claim for refund by the purchaser, being used as an offset or as collateral for other obligations (whether disputed or undisputed), or otherwise not being paid to Seller as it becomes due in the ordinary course of business.

(b) Except as set forth on Schedule 4.10(b), Seller is not obligated under any contract or agreement containing a take-or-pay, advance payment, prepayment, or similar provision, under any production payment, deferred production, or similar arrangement, or under any gathering, transportation, or other contract or agreement with respect to any of the Properties to sell, gather, deliver, process, or transport any Hydrocarbons without then or thereafter receiving full payment therefor.

Section 4.11 Contracts.

(a) Schedule 4.11 attached hereto lists:

(i) All contracts affecting the Properties that can reasonably be expected to result in aggregate payments by Seller of more than $300,000 during the current or any subsequent fiscal year or $3,000,000 in the aggregate over the term of such contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(ii) All contracts affecting the Properties that can reasonably be expected to result in aggregate revenues to Seller of more than $300,000 during the current or any subsequent fiscal year or $3,000,000 in the aggregate over the term of such contract (in each case, based solely on the terms thereof and current quantities, if applicable, without regard to any expected increase in quantities or revenues);

(iii) all joint venture agreements, partnership agreements, purchase and sale agreements, dry-hole, acreage or bottom hole contribution agreements, exploration agreements, participation agreements, joint operating agreements, unitization, pooling, and communization agreements (including the UGR Unit Agreement), area of mutual interest agreements, and other similar agreements as to which any terms remain executory and affect any Property (except that Schedule 4.11 may not list certain modifications to joint operating agreements that affect Seller’s interest solely in the Glen Rose B, D or E formations);

(iv) all Hydrocarbon purchase contracts, gathering contracts, processing contracts, transportation contracts, Hydrocarbon marketing contracts, salt water and water disposal or injection contracts and all other marketing-related contracts affecting any Property which are not, by the terms thereof, subject to termination upon thirty (30) days or less notice; and

(v) all farm-out or farm-in agreements and joint development agreements affecting any Oil and Gas Property under which any party thereto is entitled to receive assignments not yet made, or could earn additional assignments after the Effective Time.

All agreements set forth on Schedule 4.11 shall collectively be referred to as the “Property Contracts”.

(b) With respect to the Property Contracts: (i) to Seller’s Knowledge, all Property Contracts identified in clauses (i) and (ii) of Section 4.11(a) are in full force and effect; (ii) to Seller’s Knowledge, Seller is not in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by Seller, with respect to the terms of any Property Contract; (iii) to Seller’s Knowledge, no other Person is in material breach or material default with respect to the terms of any Property Contract; and (iv) neither Seller nor, to Seller’s Knowledge, any other party to any Property Contract has given or threatened to give notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Property Contract or any provision thereof.

Section 4.12 Affiliate Transactions. There are no transactions affecting any of the Properties between Seller and any Affiliate of Seller that will be binding on Buyer or the Properties after the Closing.

Section 4.13 Imbalances. Except for normal pipeline imbalances that are adjusted in kind by the purchasing or transporting pipeline each month, and except for the imbalances described in Schedule 4.13, there are no wellhead imbalances or other imbalances attributable to the Wells.

Section 4.14 Compliance with Laws. Except as disclosed on Schedule 4.14, to the Seller’s Knowledge, the Properties are, and the operation of the Properties has been and currently is, in material compliance with the provisions and requirements of all Laws, and all Permits required under all Laws (excluding Applicable Environmental Laws and Permits under Applicable Environmental Laws, which are addressed in Section 4.15) applicable to the Properties, or the ownership, operation, development, maintenance, or use of any thereof. Seller or, to Seller’s Knowledge, each third Person operator of any of the Wells, as applicable, has all such Permits required under applicable Laws (excluding Applicable Environmental Laws and Permits under Applicable Environmental Laws, which are addressed in Section 4.15) in connection with the ownership and operation of the Wells, except when the failure to obtain or maintain a Permit would not have a Material Adverse Effect, and to Seller’s Knowledge, all of such Permits and filings are in full force and effect. Neither Seller nor, to Seller’s Knowledge, any other Person, has received notice from any Governmental Authority or other Person that any such applicable Law or Permit has, in any material respect, been violated or not complied with by Seller or any other Person.

Section 4.15 Environmental Matters.

(a) Except as set forth in Schedule 4.15, to Seller’s Knowledge, the operations conducted in and on the Wells, the Leases, and the Units by Seller and by any third Person operator have not been and are not in violation of any Applicable Environmental Laws, except for prior instances of violations that have been fully and finally remedied or resolved to the satisfaction of all Governmental Authorities having jurisdiction over such matters.

(b) Except as set forth in Schedule 4.15, to Seller’s Knowledge, the operations conducted in and on the Wells, the Leases and the Units by Seller and by any third Person operator have not been in violation of any material Permit required under Applicable Environmental Laws.

(c) Except as disclosed on Schedule 4.15, Seller has not received any written notice of violation or assessment from any Governmental Authority that alleges that Seller or any other third person operator is in violation of any Applicable Environmental Law or Permit in connection with operations in and on the Wells, which alleged violation or assessment remains uncured or unresolved. There are no pending or, to Seller’s Knowledge, threatened proceedings, against any Oil and Gas Property, resulting from the violation of any Applicable Environmental Law or Permit, that would reasonably be expected to have a Material Adverse Effect.

(d) To Seller’s Knowledge, there has been no Release under or from any of the Wells in violation of Applicable Environmental Laws or any Permit required under Applicable Environmental Laws, except for prior Releases that (i) have been fully and finally remedied to the satisfaction of all Governmental Authorities having jurisdiction over such matters, or (ii) otherwise would not have a Material Adverse Effect.

(e) Except as set forth on Schedule 4.15, Seller has not entered into any currently effective agreement with any Governmental Authority based on any violation of an Applicable Environmental Law or any Permit or filing pursuant thereto that requires a future payment by, or restricts, affects, impairs, or limits the operation of, the Oil and Gas Properties.

(f) Following the Closing, Buyer shall not be entitled to claim a breach of this Section 4.15 for any violation of Applicable Environmental Laws, environmental liability, or any claim, demand, notice, filing, investigation, administrative proceeding, hearing, action, suit, or other legal proceeding, of which Buyer had actual knowledge prior to the Closing.

Section 4.16 Tax Matters. Except with respect to those Taxes prorated between Seller and Buyer as provided in Section 12.7, during the period of Seller’s ownership of the Properties, Seller has filed in a timely manner all returns it was required to file in connection with all Property-Related Taxes and Production Taxes imposed upon or assessed with respect to, measured by, charged against, or attributable to the Properties or Hydrocarbon production therefrom or allocable thereto and has paid all Property-Related Taxes and Production Taxes shown on such returns as owing that are due or payable. The Properties are not otherwise subject to, for federal income Tax purposes, a partnership among Seller and any other Person for which a partnership income Tax return is required to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code (other than a partnership for which an election to be excluded from such provisions is in effect pursuant to the provisions of Section 761 of the Code and the regulations thereunder).

Section 4.17 Suspense Accounts. Schedule 4.17 contains, as of the date set forth in Schedule 4.17, a true and complete list of all amounts held in suspense by Seller in its capacity as operator of the Wells with respect to Hydrocarbon production from or allocable to such Wells, including the name of the relevant Well, the dollar amount held in suspense, the payee or potential payee with respect thereto, and the reason such amounts are being held in suspense.

Section 4.18 No Brokers. Seller has not engaged any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Buyer will have any responsibility hereunder.

Section 4.19 No Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or to Seller’s Knowledge, threatened against Seller or any Affiliate that controls Seller.

Article V.

Disclaimer

Section 5.1 Disclaimer. THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE IV ABOVE AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE TO BE DELIVERED AT CLOSING ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AND SELLER EXPRESSLY DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT DOES NOT RELY UPON, ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES. OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER CONTAINED IN ARTICLE IV ABOVE AND THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE TO BE DELIVERED AT CLOSING, THE PROPERTIES SHALL BE CONVEYED PURSUANT HERETO WITHOUT, AND BUYER ACKNOWLEDGES THAT IT DOES NOT RELY UPON, ANY WARRANTY OR REPRESENTATION, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, RELATING TO TITLE, THE CONDITION, QUANTITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, CONFORMITY TO THE MODELS OR SAMPLES OF MATERIALS, MERCHANTABILITY OF ANY PERSONAL PROPERTY OR EQUIPMENT, OR ITS FITNESS FOR ANY PURPOSE, AND, EXCEPT AS PROVIDED OTHERWISE IN THE FIRST SENTENCE OF THIS SECTION 5.1, WITHOUT ANY OTHER EXPRESS, IMPLIED, STATUTORY, OR OTHER WARRANTY OR REPRESENTATION WHATSOEVER. BUYER SHALL INSPECT (AND UPON CLOSING, SHALL HAVE INSPECTED OR BE DEEMED TO HAVE WAIVED THE RIGHT TO INSPECT) THE PROPERTIES TO SATISFY ITSELF AS TO THEIR PHYSICAL AND ENVIRONMENTAL CONDITION, BOTH SURFACE AND SUBSURFACE, INCLUDING BUT NOT LIMITED TO CONDITIONS SPECIFICALLY RELATED TO THE PRESENCE, RELEASE, OR DISPOSAL OF HAZARDOUS SUBSTANCES, SOLID WASTES, ASBESTOS AND OTHER MAN-MADE FIBERS, OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”). WITH RESPECT TO THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE PROPERTIES, BUYER IS RELYING SOLELY UPON THE REPRESENTATIONS AND WARRANTIES IN ARTICLE IV AND ITS OWN INSPECTION OF THE PROPERTIES, AND UPON CLOSING, BUYER SHALL ACCEPT ALL OF THE SAME IN THEIR “AS-IS”, “WHERE-IS” CONDITION, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV AND IN THE SPECIAL WARRANTY OF TITLE IN THE CONVEYANCE, SELLER MAKES NO, AND HEREBY DISCLAIMS, AND BUYER ACKNOWLEDGES THAT IT DOES NOT RELY UPON, ANY WARRANTY OR REPRESENTATION, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA, REPORTS, RECORDS, PROJECTIONS, INFORMATION, OR MATERIALS NOW, HERETOFORE, OR HEREAFTER FURNISHED OR MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT OR BUYER’S DUE DILIGENCE REVIEW, INCLUDING, WITHOUT LIMITATION, INFORMATION RELATIVE TO PRICING ASSUMPTIONS, OR QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF

ANY) ATTRIBUTABLE TO THE PROPERTIES, OR THE ABILITY OR POTENTIAL OF THE PROPERTIES TO PRODUCE HYDROCARBONS, OR THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, OR ANY OTHER MATTERS CONTAINED IN ANY MATERIALS FURNISHED OR MADE AVAILABLE TO BUYER BY SELLER OR BY SELLER’S AGENTS OR REPRESENTATIVES. ANY AND ALL SUCH DATA, RECORDS, REPORTS, PROJECTIONS, INFORMATION, AND OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED BY SELLER OR OTHERWISE MADE AVAILABLE OR DISCLOSED TO BUYER ARE PROVIDED TO BUYER AS A CONVENIENCE AND SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW.

Article VI.

Representations of Buyer

Buyer represents to Seller that:

Section 6.1 Formation and Qualification. Buyer is a limited liability company, duly formed and validly existing and in good standing under the Laws of the State of Delaware and is qualified to do business and in good standing under the Laws of the State of Texas. Buyer is also qualified to own and operate the Oil and Gas Properties with all applicable Governmental Authorities having jurisdiction over the Properties, to the extent such qualification is necessary or will be necessary upon the consummation of the transactions contemplated hereby (including Buyer has met all bonding requirements of such Governmental Authorities).

Section 6.2 Power and Authority. Buyer has full power and authority to enter into and perform its obligations under this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby and thereby, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action of Buyer.

Section 6.3 Approvals; Non-Contravention. The execution, delivery, and performance by Buyer of this Agreement and the documents executed in connection herewith, and the consummation of the transactions contemplated hereby and thereby, will not: (a) conflict with or result in a breach of any of the organizational or governing documents of Buyer; (b) result in the creation of any lien or other encumbrance against any of Buyer’s property; (c) except for (i) requirements (if any) that there be obtained consents to assignment from third parties, and (ii) Routine Governmental Approvals, result in any default under any agreement or instrument to which Buyer is a party; or (iii) violate any order, writ, injunction, decree, judgment, or Law applicable to Buyer.

Section 6.4 Valid, Binding, and Enforceable. This Agreement constitutes (and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby, constitutes) the legal, valid, and binding obligation of

Buyer, enforceable against Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium, and other Laws applicable generally to creditor’s rights and as limited by general equitable principles.

Section 6.5 No Litigation. There are no pending suits, actions, or other proceedings (including bankruptcy, insolvency, or receivership proceedings) in which Buyer is a party (or, to Buyer’s knowledge, which have been threatened to be instituted against Buyer) which affect adversely the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or in the documents executed in connection herewith.

Section 6.6 Governmental and Third Person Consents. Except for the requirements of the HSR Act, Routine Governmental Approvals, and filings, Permits, authorizations, and consents that are customarily obtained after the Closing, no authorization, consent, approval, exemption, franchise, Permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by Buyer of this Agreement or the documents executed in connection herewith or the performance by Buyer of its obligations hereunder or thereunder.

Section 6.7 No Brokers. Buyer has not engaged any financial advisor, broker, agent, or finder, or incurred any liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Seller will have any responsibility hereunder.

Section 6.8 No Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or to Buyer’s knowledge, threatened against Buyer or any Affiliate that controls Buyer.

Section 6.9 No Distribution. Buyer is acquiring the Properties for its own account, for investment, and not with the intent to make, or to offer or resell in connection with, a distribution in violation of the Securities Act of 1933 as amended (and the rules and regulations promulgated thereunder) or a distribution in violation of any other applicable securities Laws.

Section 6.10 Knowledge and Experience. Buyer has (and had, prior to negotiations regarding the Properties) such knowledge and experience in the ownership and operation of oil and gas properties and financial and business matters as to be able to evaluate the merits and risks of an investment in the Properties. Buyer is able to bear the risks of an investment in the Properties and understands the risks of, and other considerations relating to, a purchase of the Properties.

Section 6.11 Opportunity to Verify Information. As of the Closing, Buyer has been furnished with all materials relating to the Properties requested by Buyer and has been afforded the opportunity to ask questions of Seller (or a Person or Persons acting on Seller’s behalf) concerning the Properties. Prior to the Closing, Buyer has received all materials, documents, and other information relating to the Properties that Buyer deems necessary to evaluate the Properties and understand the merits and risks of an investment in the Properties. Buyer has made its own independent investigation of the Properties to the extent necessary to verify the truth and accuracy of such materials, documents, and other information. At the Closing, Buyer shall be deemed to have knowledge of all facts contained in all materials, documents, and other information which Buyer has been furnished or to which Buyer has been given access.

Section 6.12 Merits and Risks of an Investment in the Properties. Buyer understands and acknowledges that: (a) an investment in the Properties involves certain risks, including, without limitation, risks relative to pricing assumptions, the quality or quantity of Hydrocarbon reserves attributable to the Properties, or the ability or potential of the Properties to produce Hydrocarbons; (b) neither the SEC nor any other Governmental Authority has passed upon the Properties or made any finding or determination as to the fairness of an investment in the Properties or the accuracy or adequacy of the disclosures made to Buyer; (c) except as set forth in Section 9.1, Buyer is not entitled to cancel, terminate, or revoke this Agreement; and (d) except for the express representations, warranties, covenants, and remedies provided in this Agreement and the special warranty of title contained in the Conveyance, Buyer is acquiring the Properties on an “as-is, where-is” basis with all faults, and has not relied upon any other representations, warranties, covenants, or statements of Seller in entering into this Agreement.

Article VII.

Certain Covenants

Section 7.1 Access to Records. Seller will give Buyer, or Buyer’s authorized representatives, at Seller’s offices and at all reasonable times before the Closing Date, access to Seller’s Records pertaining to the ownership, development, maintenance, and operation of the Properties to the extent requested by Buyer, for the purpose of conducting the due diligence reviews contemplated by Section 8.1 below. Buyer may make copies of such Records, at its expense, but shall return all copies so made if the Closing does not occur. All costs of copying such items shall be borne by Buyer. Seller shall not be obligated to provide Buyer and its representatives with access to any Records which Seller cannot provide to Buyer and its representatives without, in its reasonable opinion, breaching confidentiality agreements or other agreements with other parties. If Seller fails to provide any Records because of any such confidentiality or other agreements, Seller shall identify, in writing, the information not provided, to the extent it may do so without violating such agreement, and identify the Person or Persons whose consent is necessary in order for Seller to disclose such Records.

Section 7.2 Physical Inspection. Subject to applicable contracts, Seller shall provide, or with respect to Properties not operated by Seller, shall request the third Person operators to provide, to Buyer or Buyer’s authorized representatives, at all reasonable times before the Closing Date and upon reasonable notice to Seller, physical access to the Oil and Gas Properties for the purpose of inspecting same. Buyer agrees to comply fully with the rules, regulations, and instructions issued by Seller (or third Person operators) regarding the actions of Buyer while upon, entering, or leaving the Properties. Buyer’s environmental investigation of the Properties shall be limited to conducting a Phase I Environmental Site Assessment in accordance with the American Society for Testing and Materials (A.S.T.M.) Standard Practice Environmental Site Assessments: Phase I Environmental Site Assessment Process (Publication Designation: E1527-05), and additional testing and sampling of air, soil, and water (“Additional Testing”) if, in the professional judgment of Buyer’s environmental consultant reasonably exercised, such Additional Testing is necessary to determine whether there exists a Defect in the nature of a violation of Applicable Environmental Laws or a material breach of the representation and warranty in Section 4.15 (“Site Assessment”); provided, however, that Buyer shall provide to

Seller written notice concerning whether Buyer intends to conduct any Additional Testing (“Additional Testing Notice”) no later than July 3, 2014. The failure of Buyer to deliver the Additional Testing Notice to Seller on or prior to July 3, 2014, shall constitute an election by Buyer not to conduct any such Additional Testing. To the extent Buyer delivers to Seller a timely Additional Testing Notice, Buyer’s rights to perform any Additional Testing shall be limited to the specific items set forth in the Additional Testing Notice. Buyer shall provide to Seller at least forty-eight (48) hours’ notice in advance of the performance of any work related to a Site Assessment (including complete particulars regarding any Additional Testing to be conducted), and Seller or Seller’s representatives shall be entitled to observe all such Site Assessment-related work (including any Additional Testing). Buyer shall furnish to Seller, at Buyer’s cost and expense, a copy of any written report prepared by Buyer’s environmental consultant related to any Site Assessment of the Properties (including any Additional Testing) as soon as reasonably possible after it is prepared. Seller shall not be deemed, by its receipt of any environmental reports, documents or otherwise, to have made any representation or warranty, expressed, implied, or statutory, in addition to the representations and warranties set forth in Article IV as to the condition of the Properties or the accuracy of said environmental reports, documents, or the information contained therein. All environmental reports prepared by or for Buyer related to the Properties shall constitute “Confidential Information” subject to the terms of the Confidentiality Agreement. In addition, all Parties agree to engage environmental consultants in a manner that maximizes confidentiality under this Section 7.2.

Section 7.3 Exculpation and Indemnification. If Buyer exercises rights of access under this Article VII or otherwise, or conducts examinations or inspections under this Article VII or otherwise, then: (a) such access, examination, and inspection shall be at Buyer’s sole risk, cost, and expense (including any risks associated with any physical condition of the Properties that may impair access), and Buyer waives and releases all claims against the Seller Indemnified Parties arising in any way therefrom or in any way related thereto or arising in connection with the conduct of any Seller Indemnified Party in connection therewith; and (b) Buyer shall indemnify, defend, and hold harmless the Seller Indemnified Parties from any and all claims, actions, causes of action, liabilities, losses, damages, fines, penalties, costs, or expenses (including court costs and consultants’ and reasonable attorneys’ fees) of any kind or character, or liens or encumbrances for labor or materials, arising out of or in any way connected with such matters. THE FOREGOING RELEASE AND INDEMNIFICATION SHALL APPLY WHETHER SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) THE NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, OR ACTIVE OR PASSIVE NEGLIGENCE) OF ANY BUYER INDEMNIFIED PARTY OR ANY SELLER INDEMNIFIED PARTY, AS APPLICABLE, OR (ii) STRICT LIABILITY; PROVIDED, HOWEVER THAT THE FOREGOING RELEASE AND INDEMNIFICATION SHALL NOT APPLY TO OR INCLUDE CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS, OR EXPENSES CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

Section 7.4 Interim Operation. Prior to the Closing, except for the drilling and completion operations for the Uncompleted Wells as described on Schedule 7.4, Seller will continue the operation of the Oil and Gas Properties in the ordinary course of business (or, where Seller is not the operator of a Property, Seller will continue actions as a non-operator in the ordinary course of business), and will: (a) not sell, transfer, convey, mortgage, pledge, encumber, or otherwise dispose of (or enter into any contract to do the same, or permit any Affiliate of Seller to do any of the foregoing) any portion of the Properties, except for Permitted Encumbrances and sales or other dispositions of (i) Hydrocarbons in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same is replaced by an item or items of at least equal suitability, or is otherwise no longer necessary for the operation of the Properties; (b) pay, when due, Seller’s share of all Taxes, costs, expenses, and other obligations relating to the Properties, and keep the Properties free of liens that do not constitute Permitted Encumbrances; (c) maintain in effect insurance with respect to the ownership, development, maintenance, and operation of the Properties, providing the same types of coverage, in the same amounts, and with the same deductibles, as the insurance maintained in effect by Seller on the date of this Agreement; and (d) perform all of the material obligations of Seller under the Leases and the Contracts, including the payment in a timely and proper manner of royalties, overriding royalties, and other lease burdens, delay rentals, shut-in wells payments, and other lease maintenance payments, and other amounts due in respect thereof. Between the date hereof and the Closing Date, should Seller receive (or desire to make) any proposal to drill additional wells, or plug and abandon any wells, on the Oil and Gas Properties, or to conduct other operations which require the consent of the non-operators under the applicable operating agreement, pooling order, or other agreement, Seller will notify Buyer of, and consult with Buyer concerning, such proposals, but any decision with respect to proposals shall be made by Seller in its sole discretion, so long as the decisions are made in the ordinary course of business and do not adversely affect the value of the Properties; provided, however, without Buyer’s prior written consent, Seller shall not (i) commit to perform, or participate in, additional drilling operations on the Oil and Gas Properties that deviate materially (in terms of numbers of Hydrocarbon wells or estimated costs to drill and complete) from the drilling program set forth in Schedule 7.4; (ii) commit to the abandonment of any Well; (iii) agree to amend, modify, release, terminate, extend, or abandon any Lease, Contract, or other property or asset included in the Properties; or (iv) enter into any new contractual obligation relating to any Property having a duration longer than thirty (30) days or estimated to require an expenditure greater than $250,000, net to the interest of Seller. Seller shall also provide to Buyer, within five (5) days after receipt thereof, copies of all correspondence (x) from any Governmental Authority relating to the Properties, or (y) evidencing any claim or demand against Seller, or the commencement of any suit, action, or proceeding against Seller before any court or Governmental Authority that relates to the Properties. Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall not have any liability to Buyer with respect to the operation of a Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an operating agreement, under the AAPL 610 (1989 Revision) Model Form Operating Agreement), AND SELLER OR OPERATOR SHALL NOT BE RESPONSIBLE TO BUYER FOR SELLER’S OR OPERATOR’S NEGLIGENCE, AND BUYER ACKNOWLEDGES THAT NEITHER SELLER NOR OPERATOR HAVE ANY RESPONSIBILITY TO BUYER FOR THEIR ACTIONS, OTHER THAN FOR SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Section 7.5 Consents.

(a) Upon the execution of this Agreement, Seller will send each holder of a right to consent to assignment pertaining to a Property (“Consent”) known to Seller a notice seeking such holder’s consent to the Conveyance pertaining to the relevant Property and the transactions contemplated hereby, including any Required Consents, but excluding any Routine Governmental Approvals. Seller will thereafter use its commercially reasonable efforts to cause all applicable Consents, including Required Consents, to be obtained and delivered on or before the Closing Date. Buyer will use reasonable commercial efforts to provide any reasonable assistance requested by Seller to ensure that all remaining consents are promptly granted.

(b) If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent and the time for granting such Required Consent has not expired, then the Properties covered by that Required Consent will not be conveyed to Buyer at the Closing, and the Base Purchase Price will be reduced by the Allocated Value of the interest in the Properties subject to such Required Consent. If Properties have been excluded from the Properties conveyed to Buyer at the Closing due to a failure to obtain a Required Consent, and if the relevant Required Consent is received or deemed received to the reasonable satisfaction of Buyer pursuant to the terms of the underlying agreement on or before six (6) months after the Closing Date, Seller shall so notify Buyer, and within fifteen (15) days after Buyer’s receipt of such notice, Seller shall assign and convey to Buyer, and Buyer shall purchase and accept from Seller, the Properties affected by such Required Consent pursuant to an instrument of conveyance substantially in the form of the Conveyance and subject to the terms of this Agreement (including all the representations, warranties, covenants, and indemnities hereof), and Buyer shall pay to Seller an amount equal to the Allocated Value of such Property, subject to adjustments in accordance with this Agreement. If Seller does not receive a Required Consent affecting a Property excluded from the Closing within six (6) months after the Closing Date, the affected Property shall become an Excluded Property and cease to be subject to the terms of this Agreement, and the Base Purchase Price shall be deemed to have been permanently reduced by the Allocated Value of such Property.

Section 7.6 Operatorship. Seller makes no representation and does not warrant or guarantee that Buyer will succeed in being appointed successor operator of any Property. At and as of the Closing Date, Seller shall resign as operator of the Wells. With respect to those Wells as to which Seller owns a sufficient share of the Working Interest to control the selection of the successor operator, at the Closing, Seller shall deliver to Buyer a written notification designating Buyer as the successor operator of such Wells, effective as of the Closing Date. With respect to those Wells (if any) as to which Seller does not own a sufficient share of the Working Interest to control the selection of the successor operator, Seller will cast its vote, and will execute mutually satisfactory letters prepared by Buyer requesting the votes of the other owners of Working Interests in the relevant Wells, in each case in favor of the designation of Buyer as successor operator of such Wells, effective as of the Closing Date. Buyer shall, promptly following the Closing (or earlier to the extent provided under Section 17.14), file all appropriate or required forms, Permit transfers, and declarations or bonds with all Governmental Authorities having jurisdiction relative to its assumption of operatorship. For all Oil and Gas Properties operated by Seller, at the Closing, Seller shall execute and deliver to Buyer, on forms to be prepared by Buyer and acceptable to Seller, and Buyer shall promptly file, Railroad Commission of Texas Forms P-4 transferring regulatory responsibility for the operatorship of such Oil and Gas Properties to Buyer. In each case, Seller shall use reasonable commercial efforts to assist Buyer in assuming the timely operation of the Wells operated by Seller prior to the Closing.

Section 7.7 HSR Act. If the HSR Act applies to the transactions contemplated in this Agreement, then within fifteen (15) days after the date of execution hereof, Seller and Buyer shall file appropriate Notification and Report Forms under the HSR Act with respect to this Agreement and the transactions contemplated herein. Seller and Buyer shall cooperate to coordinate such filings and shall make reasonable commercial efforts to respond to any request or inquiry of any Governmental Authority with respect thereto. Seller and Buyer shall request early termination of the waiting period under the HSR Act upon the filing of the Notification and Report Forms.

Section 7.8 Exclusivity. Between the date of execution hereof and the earlier of the Closing Date or the termination of this Agreement pursuant to Section 11.1 (the “Exclusive Period”), neither Seller nor any member of Seller shall, directly or indirectly, through any officer, director, manager, employee, Affiliate, attorney, financial advisor, or other agent or representative, take any action to solicit, initiate, seek, or encourage any inquiry, proposal, or offer from, furnish any information to, or participate in any discussions or negotiations with, any Person other than Buyer or an Affiliate thereof regarding any direct or indirect acquisition of any portion of the Properties (a “Third Person Transaction”). In no event will Seller accept or enter into an agreement concerning any Third Person Transaction during the Exclusive Period.

Article VIII.

Due Diligence Review

Section 8.1 Review By Buyer. Should, as a result of Buyer’s examinations and investigations, or otherwise, one or more matters come to Buyer’s attention which would constitute a Defect (as defined below), and should there be one or more of such Defects which Buyer is unwilling to waive, Buyer shall notify Seller in writing of such Defects as soon as the same are identified by Buyer, but in no event later than five (5) Business Days before the Closing Date (“Defect Deadline”). Such Defects as to which Buyer provides notice are herein called “Asserted Defects”. Such notification shall include, for each Asserted Defect, to the extent applicable: (i) if the Asserted Defect relates to title to an Oil and Gas Property, a description of the Asserted Defect and the Oil and Gas Property listed on Exhibit A or B to which it relates and supporting documentation or information reasonably necessary to fully describe the basis for the Defect, the size of any variance in “Net Revenue Interest”, “Working Interest”, or “Net Leasehold Acres” which does or would result from such Asserted Defect, and the amount by which Buyer would propose to adjust the Base Purchase Price, which amount shall not exceed the Allocated Value of the Oil and Gas Properties affected by such Asserted Defect; and (ii) if the Defect relates to Applicable Environmental Laws, a description of the affected Property, a description of the specific matter constituting a violation of Applicable Environmental Laws or a material breach of the representation and warranty set forth in any of Section 4.15(a), Section 4.15(b), Section 4.15(c), or Section 4.15(d) with respect to such Property, and an estimate of the Lowest Cost Response to cure or remedy the matter. All Defects with respect to which Buyer fails to so give Seller notice by the Defect Deadline will be deemed waived for all purposes. Except for Seller’s indemnity obligation under Section 14.2 as it relates to a breach of the representations and warranties set forth in Section 4.7 (other than the first sentence of Section 4.7) and in Section 4.15, Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes an Asserted Defect shall be those set forth in this Article VIII, and Buyer shall not be entitled to refuse to close or to any right or remedy with respect to any Asserted Defect, except as provided in this Article VIII. To the extent that, prior to the

Defect Deadline, Buyer has knowledge of a Defect that constitutes a breach of the representations and warranties in Section 4.7 or Section 4.15 and does not provide notice of such Defect in accordance with this Section 8.1, Buyer shall not be entitled to any of the remedies set forth in Article XIV of this Agreement. All access to Seller’s Records and the Properties in connection with such due diligence shall be subject and pursuant to Sections 7.1 and 7.2 (including, without limitation, the exculpation and indemnification provisions contained in Section 7.3).

Section 8.2 Nature of Defects. The term “Defect”, as used in this Agreement, shall mean (i) with respect to the title to a Property, any lien, encumbrance, obligation, or defect in title that causes Seller’s title to any Oil and Gas Property to be less than Defensible Title, or (ii) with respect to the environmental condition of a Property, a condition with respect to any of the Properties that (A) is identified by any Site Assessment conducted by or on behalf of Buyer and (B) constitutes a violation of Applicable Environmental Law or a breach of the representation and warranty set forth in any of Section 4.15(a), Section 4.15(b), Section 4.15(c), or Section 4.15(d) with respect to such Property, on the Closing Date; provided, however, that “Defect” shall exclude the following:

(a) defects based solely on a lack of information in Seller’s files or references to a document if such document is not in Seller’s files;

(b) defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Property;

(c) defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless Buyer provides affirmative evidence that such failure or omission could reasonably be expected to result in another Person’s superior claim of title to the relevant Property;

(d) defects based on a gap in Seller’s chain of title in the county or parish records, unless such gap is affirmatively shown to exist in such records by an abstract of title or title opinion (which documents shall be included in any notice of Asserted Defect);

(e) defects that have been cured by applicable statutes of limitation or prescription;

(f) defects arising out of a lack of survey, unless a survey is expressly required by applicable Laws;

(g) defects or irregularities arising out of uncancelled mortgages, judgments, or liens, the inscriptions of which, on their face, have expired as a matter of law prior to the Effective Time, or prior unreleased oil and gas leases which, on their face, expired more than ten (10) years prior to the Effective Time and have not been maintained in force and effect by production or operations pursuant to the terms of such leases; and

(h) defects disclosed on any Schedule or Exhibit.

Section 8.3 Permitted Matters and Encumbrances. Notwithstanding any other provision in this Agreement to the contrary, the following matters (“Permitted Encumbrances”) shall not constitute, and shall not be asserted as, a Defect:

(a) royalties, nonparticipating royalty interests, net profits interests, overriding royalties, production payments, reversionary interests, and other burdens on production, to the extent that they do not, individually or in the aggregate, (i) reduce Seller’s Net Revenue Interest below that shown for any Unit or Well on Exhibit B, (ii) increase Seller’s Working Interest above that shown for any Unit or Well on Exhibit B without a corresponding increase in the Net Revenue Interest, or (iii) otherwise reduce the number of Net Leasehold Acres covered by, or the Net Revenue Interest for, (A) any Lease not within the geographic boundaries of the UGR Unit, or (B) any Lease within the geographic boundaries of the UGR Unit, as to subsurface intervals underlying such Lease located above and below the Unitized Interval, in either case, below the number of Net Leasehold Acres or below the Net Revenue Interest, as applicable, shown for such Lease on Schedule 3.2;

(b) all Leases, Contracts, Surface Rights, division orders, and other contracts, agreements and instruments applicable to the Properties, to the extent that they do not, individually or in the aggregate: (i) reduce Seller’s Net Revenue Interest below that shown for any Unit or Well on Exhibit B; (ii) increase Seller’s Working Interest above that shown for any Unit or Well on Exhibit B without a corresponding increase in the Net Revenue Interest; or (iii) otherwise reduce the number of Net Leasehold Acres covered by, or below the Net Revenue Interest for, (A) any Lease not within the geographic boundaries of the UGR Unit, or (B) any Lease within the geographic boundaries of the UGR Unit, as to subsurface intervals underlying such Lease located above and below the Unitized Interval, in either case, below the number of Net Leasehold Acres or below the Net Revenue Interest, as applicable, shown for such Lease on Schedule 3.2; or (iv) otherwise materially detract from the value, or materially interfere with the use or ownership, of the Properties;

(c) subject to compliance with Section 7.5, Consents other than Required Consents applicable to the Properties;

(d) preferential rights to purchase, Consents, and similar restrictions with respect to which waivers or consents are obtained by Seller from the appropriate Persons prior to the Closing Date, or for which the appropriate time period for asserting the right has expired, or which need not be satisfied prior to a transfer;

(e) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, lessor’s, operator’s, and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law), or if delinquent, being contested in good faith by appropriate actions;

(g) Routine Governmental Approvals;

(h) rights of reassignment arising upon final intention to abandon or release all or any part of the Properties;

(i) easements, rights-of-way, servitudes, permits, surface leases, and other rights in respect of surface operations, to the extent that they do not, individually or in the aggregate: (i) reduce Seller’s Net Revenue Interest below that shown for each Unit or Well on Exhibit B; (ii) increase Seller’s Working Interest above that shown for each Unit or Well on Exhibit B without a corresponding increase in Net Revenue Interest; (iii) otherwise reduce the number of Net Leasehold Acres covered by, or the Net Revenues Interest for, (A) any Lease not within the geographic boundaries of the UGR Unit, or (B) any Lease within the geographic boundaries of the UGR Unit, as to subsurface intervals underlying such Lease located above and below the Unitized Interval, in either case, below the number of Net Leasehold Acres or below the Net Revenue Interest, as applicable, shown for such Lease on Schedule 3.2; or (iv) otherwise materially detract from the value, or materially interfere with the use or ownership, of the Properties;

(j) calls on production under existing Contracts;

(k) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Oil and Gas Properties in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant or Permit issued by any Governmental Authority pursuant to applicable Laws;

(l) any encumbrance on or affecting the Properties which is expressly assumed, bonded, or paid by Buyer at or prior to the Closing or which is satisfied and discharged in full by Seller at or prior to the Closing;

(m) any matters shown on Schedule 4.6; and

(n) any liens, charges, encumbrances, defects, or irregularities (i) which affect a Property from which Hydrocarbons have been and are being produced (or to which production of Hydrocarbons is allocable) for the last ten (10) years and for which no claim related to title has been made in writing by any Person during such ten-year period, and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties; or (ii) which (A) do not, individually or in the aggregate, materially detract from the value, or materially interfere with the use or ownership, of the Properties subject thereto or affected thereby (as currently used or owned), (B) would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and (C) do not reduce Seller’s Net Revenue Interest below that shown for the affected Unit or Well on Exhibit B, or increase Seller’s Working Interest above that shown for each Unit or Well on Exhibit B without a corresponding increase in the Net Revenue Interest, or otherwise reduce the number of Net Leasehold Acres covered by, or the Net Revenue Interest for, any Lease not within the geographic boundaries of the UGR Unit, or any Lease within the geographic boundaries of the UGR Unit, as to subsurface intervals underlying such Lease located above and below the Unitized Interval, in either case, below the number of Net Leasehold Acres, or below the Net Revenue Interest, as applicable, shown for such Lease on Schedule 3.2.

Section 8.4 Seller’s Response to Asserted Defects. In the event that Buyer notifies Seller of one or more Asserted Defects:

(a) Election Related to Title Asserted Defects. If the relevant Asserted Defect relates to the title to a Property, then no later than two (2) Business Days after Seller’s receipt of Buyer’s notice of such Asserted Defect, Seller shall provide to Buyer written notice concerning whether Seller elects (i) to exclude the Property affected by the Asserted Defect from the transactions contemplated herein, whereupon such Property shall become an Excluded Property for purposes of this Agreement (the “Exclusion Election”), or (ii) to continue to treat the affected Property as a Property to be conveyed to Buyer pursuant hereto and to follow the procedure relating to title curative set forth in the succeeding provisions of this Article VIII (the “Retention Election”). The failure of Seller to deliver to Buyer notice of Seller’s election within such two Business Day period shall constitute an election by Seller of the Retention Election. Seller shall not be entitled to make the Exclusion Election permitted under this Section 8.4(a) with respect to Asserted Defects relating to the environmental condition of a Property.

(b) With respect to all Asserted Defects relating to the environmental condition of a Property, and those Asserted Defects relating to title matters as to which Seller has made, or is deemed to have made, the Retention Election, Seller shall have the option and right, but not the obligation, to cure or remedy such Asserted Defects at Seller’s sole cost, risk, and expense. If Seller elects to cure or remedy such an Asserted Defect, Seller shall provide to Buyer prompt written notice of such fact and will attempt to cure or remedy such Asserted Defect before the Closing; provided, however, that to permit Seller additional time to cure or remedy any such Asserted Defect, Seller may elect, at any time prior to the Closing, to withhold from the Closing some or all of the Properties subject to such Asserted Defects (regardless of whether such Asserted Defects relate to the title to a Property or the environmental condition of a Property) and to postpone the Closing solely with respect to such Properties until the Final Settlement Date. The Purchase Price due at Closing shall be reduced by the Allocated Value of those Properties for which Closing is delayed. Notwithstanding any such election to postpone Closing, Seller shall still have no obligation to cure Asserted Defects. If Seller cures or remedies such an Asserted Defect to Buyer’s reasonable satisfaction: (i) prior to the Closing Date, Seller shall convey to Buyer the affected Property on the Closing Date with no reduction in the Base Purchase Price; or (ii) in the case of Properties withheld from the Closing under this Section 8.4(b), prior to the Final Settlement Date, Seller shall convey the affected Property to Buyer, and Buyer shall pay to Seller an amount equal to the Allocated Value of the affected Property, subject to adjustment as provided in this Agreement, on the Final Settlement Date. As to those Properties subject to Asserted Defects that Seller has elected to attempt to cure or remedy under this Section 8.4, if Seller is unable to cure or remedy such Asserted Defects by the Closing Date or the Final Settlement Date, as applicable, such Asserted Defects shall be resolved as provided in Sections 8.5 and 8.6.

Section 8.5 Resolution of Uncured Defects. With respect to all Asserted Defects relating to the environmental condition of a Property and those Asserted Defects related to title matters as to which Seller has made the Retention Election:

(a) Agree Upon Adjustment. Buyer and Seller shall, with respect to each Property affected by such an Asserted Defect, attempt to agree upon the existence of such Asserted Defect, the method of remedying or curing same, and the appropriate downward adjustment of the Base Purchase Price to account for such Asserted Defect.

(b) Resolution of Dispute. In the event of a dispute concerning any matter listed in Section 8.5(a) that is not resolved prior to the Closing, either Buyer or Seller may initiate arbitration of such dispute pursuant to Section 17.16. In that event, the affected Property shall be withheld from the Closing, the Closing shall proceed with respect to those Properties not subject to such a dispute and not otherwise withheld from the Closing pursuant to Section 8.4(b) or Section 7.5 or excluded from the transactions contemplated herein as Excluded Properties under Section 8.4(a), and the Purchase Price paid at Closing shall be reduced by the Allocated Value of the affected Property. The failure of Seller to initiate arbitration under Section 17.16 with respect to a dispute regarding any of such matters prior to the Closing shall not constitute a waiver, as applicable, by Seller of its objection to the relevant Asserted Defect. Following the issuance of the arbitrator’s decision, the terms of Section 8.5(c)(ii) shall apply.

(c) Uncured Defects. If Seller elects not to cure or remedy an Asserted Defect subject to this Section 8.5, or if Seller attempts but is unable to cure or remedy such an Asserted Defect to Buyer’s reasonable satisfaction: (i) by the Closing Date, Seller shall convey to Buyer the affected Property on the Closing Date, and subject to the terms of Section 8.8, receive a permanent reduction in the Base Purchase Price equal to the downward adjustment for the relevant Asserted Defect determined in a manner consistent with Section 8.6 and agreed to by the Parties; or (ii) in the case of Properties withheld from the Closing under Section 8.4(b) or Section 8.5(b), by the Final Settlement Date, Seller shall convey the affected Property to Buyer, and Buyer shall pay to Seller, on the Final Settlement Date, an amount equal to the Allocated Value of the affected Property, less, to the extent permitted under Section 8.8, the downward adjustment for such Asserted Defect determined in a manner consistent with Section 8.6 and agreed to by the Parties or determined by the arbitrator in accordance with Section 8.5(b).

Section 8.6 Adjustment for Certain Uncured Defects. In the event that Buyer raises as an Asserted Defect one of the following types of Defects, and such Defect is not cured prior to the Closing (or prior to the Final Settlement Date with respect to any Property that Seller has elected to exclude from the Closing pursuant to Section 8.4(b)), then:

(a) NRI Variance/Proportionate Price Reductions. If the Asserted Defect is a discrepancy in Net Revenue Interest for an Oil and Gas Property located within the Unitized Interval (including a Well), or a Lease not within the geographic boundaries of the UGR Unit, or a Lease within the geographic boundaries of the UGR Unit as to subsurface intervals underlying such Lease located above the top, and below the base, of the Unitized Interval, the downward adjustment to the Base Purchase Price for such Asserted Defect shall be equal to the product determined by multiplying the Allocated Value for the affected Oil and Gas Property or Lease by a fraction, (i) the numerator of which is equal to the positive difference obtained by subtracting the actual Net Revenue Interest of Seller in the affected Oil and Gas Property or Lease from the Net Revenue Interest set forth for such Oil and Gas Property or Lease in Exhibit B or Schedule 3.2, as applicable, and (ii) the denominator of which is the Net Revenue Interest shown for such Oil and Gas Property or Lease on Exhibit B or Schedule 3.2, as applicable; provided, however, that if the Asserted Defect does not affect the relevant Oil and Gas Property throughout its entire life, the downward adjustment shall be reduced to take into account the applicable time period only.

(b) Net Leasehold Acres. As to (i) Leases not within the geographic boundaries of the UGR Unit and (ii) Leases within the geographic boundaries of the UGR Unit, as to subsurface intervals underlying such Leases located above the top, and below the base, of the Unitized Interval, if the Asserted Defect is a discrepancy in Net Leasehold Acres, the downward adjustment shall equal the product determined by multiplying the total Allocated Value for the affected Lease by a fraction, (x) the numerator of which is the positive difference obtained by subtracting the actual number of Net Leasehold Acres owned by Seller in the affected Lease from the number of Net Leasehold Acres shown for the affected Lease on Schedule 3.2, and (y) the denominator of which is the number of Net Leasehold Acres shown on Schedule 3.2 for the affected Lease.

(c) Liens/Payoff Amount. If the Asserted Defect is a lien, claim, or encumbrance, other than a Permitted Encumbrance, which is undisputed and liquidated in amount, the downward adjustment shall equal the amount of the payment required to be paid to remove such Asserted Defect.

(d) Environmental Defects. If the Asserted Defect relates to environmental matters, the downward adjustment shall be the Lowest Cost Response to address the matter. As used herein, “Lowest Cost Response” means the response required or allowed under Applicable Environmental Laws that cures, remediates, removes, or remedies the applicable present condition alleged to constitute the Asserted Defect at the lowest cost (considered as a whole, taking into consideration any material negative impact such response may have on the operations of the relevant Property) sufficient to comply with Environmental Laws as compared to any other response that is required or allowed under Applicable Environmental Laws. Notwithstanding the foregoing, the Lowest Cost Response shall not include (and Seller shall have no liability for): (i) the costs of Buyer’s and/or its Affiliates’ employees, project manager(s), or attorneys; (ii) expenses for matters that are costs of doing business (e.g., those costs that would ordinarily be incurred in the day-to-day operation of the Properties), or in connection with Permit renewal/amendment activities, maintenance on active RCRA waste management units, and operation and oversight of active RCRA waste management units; (iii) overhead costs of Buyer and/or its Affiliates; (iv) costs and expenses that would not have been required under Applicable Environmental Laws as they exist at the Effective Time; (v) costs or expenses incurred in connection with remedial or corrective action that is designed to achieve standards that are more stringent than those required for similar facilities or that fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under Applicable Environmental Laws; and/or (vi) any costs or expenses relating to the assessment, remediation, removal, abatement, transportation, and disposal of any asbestos, asbestos containing materials, or NORM.

(e) Other Asserted Defects. If the Asserted Defect represents a matter other than one described in Sections 8.6(a)-(d) above, then the downward adjustment shall be determined by taking into account the Allocated Value of the affected Property, the portion of the Property affected by the Asserted Defect, the legal effect of the Asserted Defect, the potential economic effect of the Asserted Defect over the life of the affected Property, the values placed upon the Asserted Defect by Buyer and Seller, and such other factors as are necessary to make a proper evaluation.

(f) No Duplication. Any of the adjustments for Asserted Defects calculated pursuant to this Section 8.6 shall be calculated without duplication of any amounts.

(g) In no event shall the downward adjustment to the Base Purchase calculated under this Article VIII exceed the Allocated Value of the affected Property.

Section 8.7 Possible Upward Adjustments. Should Seller determine (or should Buyer, in the course of its due diligence reviews contemplated by Section 8.1 above, determine) that the ownership of the Properties by Seller entitles Seller to (a) a decimal share of the production from a Well greater than the decimal share shown for such Well under the column headed “Net Revenue Interest” on Exhibit B, (b) a decimal share of the production from (i) a Lease not within the geographic boundaries of the UGR Unit, or (ii) a Lease within the geographic boundaries of the UGR Unit, as to the subsurface internals underlying such Lease located above the top, and below the base, of the Unitized Interval, that, in either case, is greater than the decimal share shown for such Lease under the column headed “Net Revenue Interest” on Schedule 3.2, or (c) Net Leasehold Acres with respect to (i) a Lease not within the geographic boundaries of the UGR Unit or (ii) a Lease within the geographic boundaries of the UGR Unit, but limited to the subsurface intervals underlying such Lease located above the top, and below the base, of the Unitized Interval, in excess of the Net Leasehold Acres for such Lease as provided on Schedule 3.2 (in each case, an “Interest Addition”), then Seller shall be entitled to apply the Interest Addition Value applicable to each Interest Addition agreed upon by Seller and Buyer or determined as provided in Section 17.16 as an offset to any reductions in the Base Purchase Price related to uncured Asserted Defects that Buyer is entitled to receive under this Article VIII (each, an “Offset”); provided, however, that in no event shall any such Interest Addition result in an increase in the Base Purchase Price. If arbitration is initiated under Section 17.16 with respect to a disputed Interest Addition or its Interest Addition Value, the affected Property shall be conveyed to Buyer at the Closing, and the Interest Addition Value shall be calculated in good faith by Seller. Following the issuance of the arbitrator’s decision, any Offset awarded by the arbitrators shall be taken into account in the Final Settlement Statement pursuant to Section 13.3.

Section 8.8 Limitations on Adjustments. Notwithstanding anything herein to the contrary, (i) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for any individual Asserted Defect which does not exceed One Hundred Thousand Dollars ($100,000); and (ii) in no event shall there be any adjustments to the Base Purchase Price or other remedies provided by Seller for Asserted Defects unless the amount of all such Asserted Defects (net of Interest Additions) that exceed the threshold in clause (i) and as finally agreed upon by the Parties or determined by the arbitrator pursuant to Section 8.5, in the aggregate, exceeds a deductible in an amount equal to three percent (3%) of the Base Purchase Price (the “Aggregate Deductible”), after which point Buyer shall be entitled to adjustments to the Base Purchase Price or other remedies available under this Article VIII with respect to all such Asserted Defects only to the extent of the excess over such Aggregate Deductible, subject to clause (i) of this Section 8.8 and any of Seller’s elections provided hereunder. The provisions of this Section 8.8 shall not apply to Required Consents, which shall be handled or treated under Section 7.5. The Allocated Value of any Oil and Gas Property excluded from the Closing as an Excluded Property pursuant to Section 8.4(a) may not be used in meeting the Aggregate Deductible.

Section 8.9 EXCLUSIVE REMEDY. EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE CONVEYANCE, IN THE CASE OF MATTERS RELATED TO TITLE, AND THE REMEDIES SET FORTH IN ARTICLE XIV, IN THE CASE OF A BREACH OF THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 4.15, THE ADJUSTMENTS SET FORTH IN THIS ARTICLE VIII SHALL, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BE THE EXCLUSIVE RIGHT AND REMEDY OF BUYER WITH RESPECT TO (I) TITLE TO THE ASSETS, (II) ANY MATTER OR CIRCUMSTANCE RELATING TO APPLICABLE ENVIRONMENTAL LAWS, (III) ENVIRONMENTAL LIABILITIES, (IV) THE RELEASE OF MATERIALS INTO THE ENVIRONMENT, OR (V) PROTECTION OF THE ENVIRONMENT OR HEALTH. EXCEPT FOR (a) THE REMEDIES SET FORTH IN THIS ARTICLE VIII, (b) THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE CONVEYANCE, IN THE CASE OF MATTERS RELATING TO TITLE, AND (c) THE REMEDIES SET FORTH IN ARTICLE XIV, IN THE CASE OF A BREACH OF THE REPRESENTATION AND WARRANTY SET FORTH IN SECTION 4.15, BUYER, ON BEHALF OF ITSELF AND ALL BUYER INDEMNIFIED PARTIES, RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PARTIES FROM ANY AND ALL DAMAGES, SUITS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, LOSSES, COSTS, LIABILITIES, INTEREST OR CAUSES OF ACTION WHATSOEVER, IN LAW OR IN EQUITY, KNOWN OR UNKNOWN, WHICH BUYER OR ANY BUYER INDEMNIFIED PARTIES MIGHT NOW OR SUBSEQUENTLY MAY HAVE, BASED ON, RELATING TO OR ARISING OUT OF, (I) ANY LIEN, ENCUMBRANCE, OBLIGATION OR DEFECT AFFECTING TITLE, OR OTHER DEFICIENCY IN OR ENCUMBRANCE ON TITLE TO ANY PROPERTY OR (II) ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF THE ENVIRONMENT OR HEALTH, EVEN IF SUCH CLAIMS OR DAMAGES ARE CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, BUT EXCLUDING GROSS NEGLIGENCE, WILLFUL MISCONDUCT, AND VIOLATION OF CRIMINAL LAW), STRICT LIABILITY, OR OTHER LEGAL FAULT OF THE SELLER INDEMNIFIED PARTIES.

Article IX.

Conditions Precedent to Closing Obligations

Section 9.1 Conditions Precedent to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Seller under this Agreement shall be true and accurate in all respects as of the date when made and as of the time of Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for such breaches, if any, as would not have a Material Adverse Effect (provided, that to the extent such representation or warranty is qualified by its terms by materiality or the requirement of a Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 9.1(a), and the Material Adverse Effect qualification contained in this Section 9.1(a) shall apply in lieu thereof).

(b) Compliance with Covenants and Agreements. Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant and agreement required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c) HSR Act. If the HSR Act is applicable to the transactions contemplated herein, the necessary waiting period for filings under the HSR Act shall have expired, or the United States Department of Justice and the Federal Trade Commission shall have otherwise consented to the consummation of the transactions contemplated in this Agreement, so that the Closing may proceed without violation thereof.

(d) Litigation. No suit, action, or other proceedings (excluding any such matter initiated by Buyer, its lenders, the initial purchasers purchasing any of Buyer’s or its Affiliate’s securities in connection with an offering memorandum or other similar document or any of their respective Affiliates) shall, on the Closing Date, be pending or threatened before any court or Governmental Authority seeking to restrain, enjoin, prohibit, declare illegal, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement; and no preliminary injunction, permanent injunction, or order of any state or federal court shall have been entered against Seller, Buyer, or any of their respective Affiliates that restrains, enjoins, prohibits, or declares illegal the transactions contemplated by this Agreement.

(e) Financing. Buyer shall have obtained financing on terms reasonably acceptable to Buyer in an amount sufficient to permit Buyer to consummate the transactions contemplated herein.

(f) Seller’s Closing Obligations. Seller shall have delivered to Buyer the items required in Section 10.2 contemporaneously with the delivery by Buyer to Seller of the items required in Section 10.3.

Section 9.2 Conditions Precedent to the Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to each of the following conditions being met:

(a) Representations True and Correct. Each and every representation of Buyer under this Agreement shall be true and accurate in all material respects as of the date when made and as of the time of Closing (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for such breaches, if any, as would not have a Material Adverse Effect (provided, that to the extent such representation or warranty is qualified by its terms by materiality or the requirement of a Material Adverse Effect, such qualification in its terms shall be inapplicable for purposes of this Section 9.2(a), and the Material Adverse Effect qualification contained in this Section 9.2(a) shall apply in lieu thereof).

(b) Compliance With Covenants and Agreements. Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant and agreement required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c) HSR Act. If the HSR Act is applicable to the transactions contemplated herein, the necessary waiting period for filings under the HSR Act shall have expired, or the United States Department of Justice and the Federal Trade Commission shall have otherwise consented to the consummation of the transactions contemplated in this Agreement, so that the Closing may proceed without violation thereof.

(d) Litigation. No suit, action, or other proceedings (excluding any such matter initiated by Seller or any of its Affiliates) shall, on the date of Closing, be pending or threatened before any court or Governmental Authority seeking to restrain, enjoin, prohibit, declare illegal, or obtain material damages or other material relief in connection with the consummation of the transactions contemplated by this Agreement; and no preliminary injunction, permanent injunction, or order of any state or federal court shall have been entered against Seller, Buyer, or any of their respective Affiliates that restrains, enjoins, prohibits, or declares illegal the transactions contemplated by this Agreement.

(e) Buyer’s Closing Obligations. Buyer shall have delivered to Seller the items required under Section 10.3 contemporaneously with the delivery by Seller to Buyer of items required by Section 10.2.

Article X.

Closing

Section 10.1 Closing. The closing (herein called the “Closing”) of the transaction contemplated hereby shall take place in the offices of Seller, no later than August 1, 2014, at 10:00 a.m. Central Time, or at such other date and time as Buyer and Seller may mutually agree upon (such date and time being herein called the “Closing Date”).

Section 10.2 Seller’s Closing Obligations. At the Closing:

(a) Delivery of Conveyance. Upon receipt of payment of the amount provided in Section 10.3(a), Seller shall execute, acknowledge, and deliver to Buyer a conveyance of the Properties (the “Conveyance”), in the form attached hereto as Exhibit E (and together with Exhibits A, B, C, and D hereto, with such modifications as may be mutually agreed to by Buyer and Seller), effective as to runs of oil and deliveries of gas and for all other purposes (subject to the terms of this Agreement) as of 7:00 o’clock a.m., local time at the locations of the Properties, respectively, on April 1, 2014 (herein called the “Effective Time”), in sufficient numbers of counterparts to permit recording in all relevant jurisdictions.

(b) Letters in Lieu. Seller shall, if requested by Buyer, execute and deliver to Buyer letters in lieu of transfer orders (or similar documentation) prepared by Buyer, in form acceptable to both Parties.

(c) Change of Operator Forms. Subject to Section 7.6, Seller shall execute and deliver to the Buyer, on forms prepared by Buyer and acceptable to Seller, Railroad Commission of Texas Forms P-4 for each of the Wells operated by Seller and such other correspondence and notices as may be required under Section 7.6.

(d) FIRPTA Certificate. Seller shall deliver to Buyer an executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign Person within the meaning of the Code.

(e) Releases of Liens; Required Consents. Seller shall deliver to Buyer (i) releases of all liens and security interests for borrowed money (if any) encumbering the Properties that do not constitute Permitted Encumbrances and (ii) subject to Section 7.5(b), the Required Consents with respect to the Properties conveyed at Closing.

(f) Officer Certificate. Seller shall deliver to Buyer a certificate, dated and effective as of the Closing Date, and executed by the president or an authorized vice president of Seller, certifying to Buyer that, on the Closing Date, the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or the requirement of a Material Adverse Effect) and that all covenants of Seller contained herein have been performed in all material respects.

(g) Transition Services Agreement. Seller shall execute and deliver the Transition Services Agreement in the form attached hereto as Exhibit F.

(h) Other Actions. Seller shall execute and deliver such other documents and take such other actions as are provided for elsewhere in this Agreement or as may be necessary to consummate the transactions contemplated herein.

Section 10.3 Buyer’s Closing Obligations. At the Closing:

(a) Payment to Seller. Buyer shall deliver to Seller, by wire transfer of immediately available U.S. funds to accounts designated by Seller in a bank located in the United States, an amount equal to the Purchase Price, as adjusted pursuant to Section 13.1 and reflected in the Initial Settlement Statement.

(b) Succession by Buyer. Buyer shall (i) furnish to Seller such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may require to demonstrate that Buyer is qualified with the applicable Governmental Authorities to succeed Seller as the owner and, where applicable, operator of the Properties, (ii) with respect to Properties operated by Seller or third Person operators where Buyer is to succeed Seller or such third Person operator as operator of the relevant Property, execute and deliver to Seller appropriate evidence reflecting the change of operator as required under Section 7.6, and (iii) execute and deliver to Seller such other forms as Seller may reasonably request for filing with the applicable Governmental Authorities to reflect Buyer’s assumption of plugging and abandonment liabilities with respect to the Wells.

(c) Conveyance. Buyer shall execute, acknowledge, and deliver to Seller all counterparts of the Conveyance duly executed by Buyer.

(d) Letters in Lieu. Buyer shall execute and deliver to Seller executed counterparts of any letters in lieu delivered under Section 10.2(b).

(e) Officer Certificate. Buyer shall deliver to Seller a certificate, dated and effective as of the Closing Date, executed by the president or an authorized vice president of Buyer, certifying to Seller that, on the Closing Date, the representations and warranties of Buyer contained in this Agreement are true and correct in all material respects (and in all respects, in the case of representations and warranties qualified by materiality or the requirement of a Material Adverse Effect) and that all covenants of Buyer contained herein have been performed in all material respects.

(f) Transition Services Agreement. Buyer shall execute and deliver the Transition Services Agreement in the form attached hereto as Exhibit F.

(g) Other Actions. Buyer shall execute and deliver such other documents and take such other actions as are provided for elsewhere in this Agreement or as may be necessary to consummate the transactions contemplated herein.

Article XI.

Termination.

Section 11.1 Termination. Subject to Section 11.2, this Agreement shall be terminated: (a) at any time prior to the Closing by the mutual prior written consent of Seller and Buyer; (b) by Seller if the Closing has not occurred on or before August 8, 2014 (the “Termination Date”); (c) by the Party not in material breach or material default of its obligations under this Agreement if, prior to the Closing Date, the other Party is in material breach or material default of its obligations under this Agreement; (d) by Buyer, if (i) the Closing does not occur because any condition set forth in Section 9.1 to be fulfilled or satisfied by Seller has not been fulfilled or satisfied by Seller or waived by Buyer at or prior to the Closing Date, and (ii) Buyer has fulfilled the condition set forth in Section 9.1(e) and is not the party against whom any pending matter described in Section 9.1(d) has been commenced or any injunction or order referred to in Section 9.1(d) has been entered; (e) by Seller, if (i) the Closing does not occur because any condition set forth in Section 9.2 to be fulfilled or satisfied by Buyer has not been fulfilled or satisfied by Buyer or waived by Seller, and (ii) Seller is not the party against whom any pending matter described in Section 9.2(d) has been commenced or any injunction or order referred to in Section 9.2(d) has been entered; (f) by Seller at its option, if Buyer has not fulfilled the condition set forth in Section 9.1(e) by July 25, 2014; (g) by Buyer, if Buyer has not fulfilled the condition set forth in Section 9.1(e) by the Closing Date; or (h) by Seller or Buyer, at each Party’s option, if the aggregate amount by which the Base Purchase Price is reduced under the terms of Article VIII and Section 7.5 (exclusive of the amounts required to discharge the indebtedness (if any) secured by the liens and security interests for which Seller is obligated to deliver releases at the Closing), as such reduction is calculated with respect to any item, at Seller’s option, pursuant to Section 8.6 or Buyer’s proposed downward adjustment for such item, equals or exceeds ten percent (10%) of the Base Purchase Price; provided, however, that if a Property has been excluded from the Closing pursuant to Section 8.4(a), the full Allocated Value of such Excluded Property shall be taken into account in determining whether the right to terminate under this clause (h) has been triggered, but with respect to Properties that have been withheld from the Closing pursuant to Section 8.4(b) or Section 8.5(b), only the amount of the reduction of the Base Purchase Price calculated for the relevant Asserted Defect, at Seller’s option, pursuant to Section 8.6 or Buyer’s proposed downward adjustment for such Asserted Defect, and not the full Allocated Value of the affected Property, shall be taken into account in determining whether the right to terminate under this clause (h) has been triggered. Termination under clauses (b), (c), (d), (e), (f), (g), or (h) shall not be effective until the Party electing to terminate has delivered written notice to the other Party of its election to so terminate. Notwithstanding the foregoing, if a Party fails to satisfy or fulfill the conditions precedent to the other Party’s obligation to close hereunder, or if such first Party is otherwise in material breach or material default of its obligations hereunder, such a breaching or defaulting Party shall not be entitled to exercise any right of termination under this Section 11.1.

Section 11.2 Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement shall become void and of no further force or effect (except for the provisions of this Section 11.2 and Sections 7.3, 14.5, 16.1, 17.3, 17.4, 17.6, 17.7, 17.8, 17.12, 17.15, 17.16, 17.17, and 17.18, and of the Confidentiality Agreement, which shall survive such termination and continue in full force and effect), and Seller shall be free immediately to enjoy all rights of ownership of the Properties and to sell, transfer, encumber, or otherwise dispose of the Properties to any Person without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement, if this Agreement is terminated (a) by Seller and Buyer pursuant to Section 11.1(a), (b) by Seller pursuant to Section 11.1(b) (if Buyer is not in breach under this Agreement), (c) by Buyer pursuant to Section 11.1(d) if the conditions set forth in, respectively, Section 9.1(c) and Section 9.1(d) are not fulfilled, (d) by Seller pursuant to Section 11.1(e) if the conditions set forth in, respectively, Section 9.2(c) or Section 9.2(d) are not fulfilled, (e) by Buyer pursuant to Section 11.1(g), (f) by Seller pursuant to (i) Section 11.1(f) or (ii) Section 11.1(e) if Buyer fails to close because of Buyer’s failure to fulfill the condition set forth in Section 9.1(e), or (g) by Seller or Buyer pursuant to Section 11.1(h), then except as provided hereinafter, neither Party shall have any further liability to the other Party as the result of such termination; provided, however, that no such termination shall relieve any Party from liability to the other Party at law or in equity for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to the Closing. If (i) Buyer becomes authorized and seeks to terminate this Agreement pursuant to Section 11.1(c) or Section 11.1(d) for any reason other than the failure of the conditions set forth in, respectively, Section 9.1(c), Section 9.1(d), or Section 9.1(e) to be fulfilled or (ii) Seller becomes authorized and seeks to terminate this Agreement pursuant to Section 11.1(b) (if Buyer is in breach of this Agreement), Section 11.1(c), or Section 11.1(e) for any reason other than the failure of the conditions set forth in, respectively, Section 9.1(e), Section 9.2(c), or Section 9.2(d) to be fulfilled, then in addition to such right of termination, the Party entitled to terminate this Agreement shall be entitled to pursue any and all other remedies available to such Party at law or in equity, including the right to file suit to seek damages for breach of this Agreement (subject to the limits set forth in Section 17.4), but excluding the right to seek specific performance; provided, however, that if Buyer fulfills the condition set forth in Section 9.1(e), and Seller otherwise becomes authorized to terminate this Agreement pursuant to Section 11.1(b), Section 11.1(c), or Section 11.1(e), in each case for any reason other than the failure of the conditions set forth in, respectively, Section 9.1(c) or Section 9.2(c) to be fulfilled, then in lieu of termination, Seller shall have the option and right to enforce the remedy of specific performance in any court of the United States or any state thereof having jurisdiction. In this regard, the Parties agree that Seller would be irreparably harmed by the unexcused refusal of Buyer to consummate the Closing. Therefore, Seller shall be entitled to injunctive relief in connection with its right to enforce specific performance under this Section 11.2. To the extent that the remedy of specific performance is available to Seller under this Section 11.2, Buyer agrees not to raise any objections to Seller’s assertion of the equitable remedy of specific performance to specifically enforce the terms and provisions of this Agreement and compliance with the covenants and agreements of Buyer under this Agreement. Buyer further agrees that Seller’s right to specific performance shall not in any respect waive Seller’s right to any other form of relief that may be available to it under this Agreement in the event that the remedies provided for in this Section 11.2 are not available or otherwise are not granted. If a Party resorts to legal proceedings to enforce this Agreement or any part thereof, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorneys’ fees, in addition to any other relief to which such Party may be entitled.

Article XII.

Post-Closing Actions

Section 12.1 Transfer of Files. Subject to the terms of the Transition Services Agreement, Seller will deliver to Buyer, at Buyer’s expense, and within thirty (30) days after the Closing Date, all of the Records, other than those which Seller cannot provide to Buyer without, in its opinion, breaching, or risking a breach of, confidentiality agreements with other parties, or waiving, or risking waiving, legal privilege. Seller may, at its election, make and retain copies of any or all such files. Buyer shall preserve all files so delivered by Seller in accordance with its records retention policy, as same may be amended from time to time (or such longer period of time as Seller may request for those Records relevant for Tax audit purposes), or, if any of the Records pertain to a claim pending at the time when such Records would otherwise be destroyed, until such claim is finally resolved and the time for all appeals is exhausted. Buyer will allow Seller access (including the right to make copies at Seller’s expense) to such files at all reasonable times.

Section 12.2 Notifications by Buyer. Immediately after the Closing, Buyer shall be responsible for notifying all applicable operators, non-operators, oil and gas purchasers, and Governmental Authorities that it has purchased the Properties.

Section 12.3 Undisbursed Revenues. On the Closing Date, Seller shall disburse to Buyer, by means of a decrease in the Base Purchase Price pursuant to Section 13.1(b)(v), those monies (if any) relating to production of Hydrocarbons from the Properties prior to the Effective Time that Seller is obligated to pay or disburse to other Persons (including amounts held in suspense by Seller) and that, as of the Closing Date, have not been thus paid or disbursed, to the extent set out on Schedule 4.17. Subject to the terms of the Transition Services Agreement, Buyer shall take and apply such funds in a manner consistent with prudent oil and gas business practices to satisfy the claims of third Persons with respect to such monies, but limited only to the extent of the money actually paid or disbursed by Seller to Buyer. Seller shall cooperate with Buyer following the Closing to assure the proper disbursement of any such funds. Seller shall remain liable, and shall be solely responsible, for the disbursement of any and all funds owed to Persons (including amounts held in suspense by Seller) that are not paid or disbursed to Buyer.

Section 12.4 Confidentiality.

(a) If the Closing does not occur, and this Agreement is terminated in accordance with Article XI, the Confidentiality Agreement shall survive any such termination and shall remain in full force and effect between Seller and Buyer for the duration, and otherwise according to the terms, thereof. Upon the termination of this Agreement: (i) all data and information made available by Seller to Buyer or Buyer’s agents or representatives pursuant to the Confidentiality Agreement or this Agreement, and all data and information (including environmental information) discovered by Buyer pursuant to its due diligence activities hereunder, shall constitute and remain “Confidential Information” as defined in, and subject to the terms of, the Confidentiality Agreement; (ii) Buyer shall return to Seller all such data and information, and all photocopies thereof, in the possession of Buyer; and (iii) Buyer shall destroy all excerpts, studies, reports, analyses, work papers, and other documents prepared or used by Buyer or its representatives relating to or based upon such data and information.

(b) If the Closing occurs, Seller’s and Buyer’s respective obligations under the Confidentiality Agreement shall terminate as of the Closing Date. For a period of twelve (12) months after the Closing Date, except as provided hereinafter: (i) Seller and Buyer agree not to disclose, and to keep confidential, the Base Purchase Price and the Purchase Price; (ii) Seller agrees not to disclose, and to keep confidential, all data and all environmental information regarding the Leases, Units, and Wells obtained by Buyer during the course of its operational and environmental assessment of the Assets pursuant to Sections 7.1 and 7.2 (as to which, for purposes of this Section 12.4(b), Buyer shall be deemed to be the Disclosing Party and Seller shall be deemed to be the Recipient); and (iii) Buyer agrees not to disclose, and to keep confidential, all other information and data disclosed by Seller to Buyer prior to the Closing (other than the Records) and that Seller has designated in writing to Buyer as proprietary and confidential (as to which, for purposes of this Section 12.4(b), Seller shall be deemed to be the Disclosing Party and Buyer shall be deemed to be the Recipient). For purposes of this Agreement, the data and information to be kept confidential by, respectively, Seller and Buyer as provided in the preceding sentence shall be referred to as “Confidential Information.” With respect to Confidential Information, and for such twelve (12) month period after the Closing Date:

(i) Recipient shall not disclose, disseminate, or otherwise publish or communicate Confidential Information received hereunder to any third Person without the prior written consent of the Disclosing Party, except to the directors, members, managers, partners, officers, employees, and Affiliates of Recipient, as well as Recipient’s financial advisors, lenders, investment bankers, attorneys, auditors, engineers, potential accredited investors, and other consultants and representatives (collectively, “Representatives”) who have a “need to know” and who have been advised of the confidentiality obligations herein and have previously agreed to be bound by the terms hereof with regard to the Confidential Information. Recipient shall be responsible for the actions of its Representatives with respect to the Confidential Information. Recipient shall protect the Confidential Information received hereunder from disclosure to any third Person by using the same degree of care that it uses to prevent the unauthorized disclosure of its own confidential or proprietary information of like nature, but in no event less than a reasonable degree of care.

(ii) This Agreement imposes no obligations with respect to information that: (A) was in Recipient’s possession without a duty of confidentiality to the Disclosing Party before receipt from the Disclosing Party; (B) is or becomes a matter of public knowledge through no act or omission of Recipient; (C) is rightfully received by Recipient from a third Person without a duty of confidentiality; (D) is generalized know-how, ideas, concepts, processes, information, operations, techniques or development related to the Properties that are retained in intangible form by Seller, its members, managers or any of its employees, consultants or advisors, as the case may be, who have had access to the Confidential Information; or (E) is disclosed by Recipient with the Disclosing Party’s prior written approval or for reasons described in Section 12.4(b)(iii).

(iii) If Recipient is required to disclose Confidential Information by operation of Law (including as required under state or federal securities Laws or applicable stock exchange or quotation system requirements) or under compulsion of judicial process, no breach of this Section 12.4 shall occur by reason of such a disclosure; provided that, Recipient will disclose only such information as is legally required by applicable Law or order of a court of competent jurisdiction or other Governmental Authority, and will provide notice to the Disclosing Party so that the Disclosing Party may seek confidential treatment for any Confidential Information that is so disclosed.

Section 12.5 Financial Matters.

(a) Seller acknowledges that, until such time as the Properties have been included in the audited consolidated financial statement of Buyer or an Affiliate of Buyer for a complete fiscal year (such time, the “Outside Date”), Buyer or its Affiliates may be required to provide in (i) any offering memorandum or similar document relating to a private offering of securities of Buyer or an Affiliate of Buyer made pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or otherwise, and (ii) registration statements and reports filed by the Buyer or an Affiliate of Buyer under the Securities Act or the Securities Exchange Act of 1934, as amended, the following financial statements of Seller prepared in accordance with rules and regulations of the SEC, including Regulation S-X (including any restatements, corrections or revisions thereof, collectively, the “Seller Financial Statements”):

(i) audited financial statements of Seller as of and for the years ended December 31, 2012 and 2013; and

(ii) unaudited financial statements of Seller for the most recently completed interim period of 2014 preceding the Closing, as of the end of such period and for the comparable period of 2013.

From and after the date of this Agreement and until the first anniversary of the Closing Date, Seller shall (i) prepare, or cooperate with the Buyer and its Affiliates in preparing, and make available to Buyer and its Affiliates the Seller Financial Statements, (ii) cause Seller’s independent auditors to audit or review the Seller Financial Statements, as applicable, or cooperate in the audit or review of the Seller Financial Statements by Buyer’s or its Affiliates’ independent auditors, and deliver one or more customary representation letters from Seller to such auditors that are reasonably requested to allow such auditors to complete an audit or review of the Seller Financial Statements and to issue an opinion acceptable to such auditors with respect to such audit or review, (iii) cooperate with Buyer and its Affiliates in preparing any pro forma financial statements of Buyer or its Affiliates giving effect to the acquisition of the Properties by Buyer, (iv) provide to Buyer, its Affiliates and their independent auditors reasonable access to the books, records, information and documents that are related to the Seller

Financial Statements, that are reasonably requested by Buyer or its Affiliates and that are in Seller’s possession or control but not in Buyer’s possession or control, and (v) provide to Buyer, its Affiliates and their independent auditors reasonable access to Seller’s officers who were responsible for preparing the Seller Financial Statements or maintaining the financial records and work papers and other supporting documents used in the preparation of the Seller Financial Statements. In addition, until the Outside Date, Seller shall use its commercially reasonable efforts to obtain the consent of the independent auditor of Seller that conducted any audit of the Seller Financial Statements to the use of such independent auditor’s report, and to be named as an expert or as having prepared such report, in any SEC filing or offering memorandum or similar document referred to above.

(b) All of the information, including the Seller Financial Statements, provided by Seller pursuant to this Section 12.5 is given without any representation or warranty, express or implied, and no member of the Seller Indemnified Parties shall have any liability or responsibility with respect thereto. Buyer, for itself and for each member of the Buyer Indemnified Parties, hereby releases, remises and forever discharges each member of the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, and Losses whatsoever, in law or in equity, known or unknown, which any member of the Buyer Indemnified Parties might now or subsequently may have, based on, relating to or arising out of Seller’s obligations pursuant to this Section 12.5 (including any representation or warranty, express or implied, included in any customary representation letter delivered by Seller to any auditor of Buyer, its Affiliates or Seller). From and after Closing, Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses arising out of or relating to Seller’s obligations pursuant to this Section 12.5, any information (including Seller Financial Statements) provided pursuant to this Section 12.5, or any reliance on or use of any such information (including Seller Financial Statements) by any Person, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY INDEMNIFIED PERSON.

(c) Buyer will reimburse Seller, after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Seller in complying with the provisions of this Section 12.5, other than fees and expenses of Seller’s independent auditor incurred on or before June 6, 2014.

Section 12.6 Transition Services. Notwithstanding the change of operatorship with respect to the Properties operated by Seller that will take place as of the Closing Date as provided herein, Seller and Buyer will execute and deliver, or cause to be delivered, at the Closing, the Transition Services Agreement substantially in the form attached hereto as Exhibit F, pursuant to which Seller will continue to provide certain services to Buyer for the period of time after the Effective Time, and at the rate of compensation, specified therein.

Section 12.7 Tax Matters.

(a) Property-Related Taxes. Seller is responsible for all Property-Related Taxes assessed with respect to the Properties for all periods prior to the Effective Time. To the extent that any such Property-Related Taxes attributable to the period prior to the Effective Time have not been paid prior to the Closing Date, Seller shall remain responsible for paying the same in a timely manner as required by applicable Law and shall provide evidence of such payment to Buyer promptly after such payment is made, and no adjustment to the Base Purchase Price shall be made with respect thereto. Buyer shall be responsible for, and shall bear and pay, all Property-Related Taxes assessed with respect to the Properties for any period that begins at and after the Effective Time.

(b) Production Taxes. All Production Taxes attributable to the Properties for the period prior to the Effective Time shall be paid by Seller, and all Production Taxes relating to the Properties for the period at and after the Effective Time shall be paid by Buyer.

(c) Cooperation. Each of Seller and Buyer shall provide to the other Party reasonable information which may be required for the purpose of preparing Tax returns and responding to any audit by any taxing jurisdiction. Each of Seller and Buyer shall cooperate with all reasonable requests of the other Party made in connection with contesting the imposition of Taxes. Neither Seller nor Buyer shall be required at any time to disclose to the other any Tax returns or other confidential Tax information unrelated to the ownership or operation of the Properties.

Article XIII.

Accounting Adjustments

Section 13.1 Adjustments for Revenues and Expenses. Appropriate adjustments to the Base Purchase Price and the Purchase Price, as applicable, shall be made between Buyer and Seller as follows:

(a) The Base Purchase Price will be increased, without duplication, by: (i) the amount of all Property Costs and other costs (including drilling and completion costs for the Uncompleted Wells) incurred and paid by Seller in the operation of the Properties after the Effective Time; (ii) an aggregate Two Hundred Fifty Thousand Dollars ($250,000) per month for the period between the Effective Time and the Closing Date (prorated for any partial months as applicable), such amount representing the operator’s general and administrative costs and fixed overhead costs with respect to the Properties; (iii) any increase required as the result of Seller’s payment of any Taxes allocated to Buyer pursuant to the proration of Property-Related Taxes and Production Taxes under Section 12.7; (iv) the value of Hydrocarbons in storage as of the Effective Time, determined in accordance with Section 13.1(c)(i); and (v) any amounts determined pursuant to Section 13.5; and

(b) The Base Purchase Price will be decreased, without duplication, by: (i) the aggregate amount of the proceeds from the sale of all Hydrocarbons (net of (A) any royalties, overriding royalties, production payments, net profits interests, and other burdens on or payable out of production, (B) any gathering, processing, and transportation costs and any Production Taxes deducted, and not reimbursed to Seller, by the purchaser of production) produced from the Properties between the Effective Time and the Closing Date that are received and retained by Seller; (ii) an amount equal to the Allocated Value of those Oil and Gas Properties excluded from the Closing due to outstanding Required Consents as provided in Section 7.5; (iii) the aggregate amount of any Asserted Defects for which Buyer is entitled to an adjustment as determined in accordance with Article VIII; (iv) the Allocated Value of any Oil and Gas Properties excluded from the Closing in accordance with Section 8.4(b); (v) all amounts held in suspense by Seller subject to Section 12.3; (vi) any amount for Casualty Loss as determined in accordance with Section 15.1; and (vii) any reduction required as the result of Buyer’s payment of any Taxes allocated to Seller pursuant to the proration of Property-Related Taxes and Production Taxes under Section 12.7.

(c) It is agreed that, in making such adjustments:

(i) oil which was produced from the Oil and Gas Properties before the Effective Time and which was, on the Effective Time, stored in tanks above the pipeline connection at the Effective Time that is credited to Seller’s interest in the Wells in accordance with gauging and other customary industry procedures, will be valued based on the actual price paid or, if not yet sold, the price paid at the time sold, less Production Taxes and gravity adjustments deducted by the purchaser of such oil;

(ii) Property-Related Taxes, right-of-way fees, insurance premiums, and Property Costs (excluding delay rentals, lease bonuses, minimum royalties, option payments, lease extension payments, and shut-in royalties) that are paid periodically shall be prorated based on the number of days in the applicable period falling before, at, or after the Effective Time, except that Production Taxes shall be prorated based on the number of units actually produced, purchased, or sold, or the proceeds of sale, as applicable, before, at, or after the Effective Time; and

(iii) no consideration shall be given to the local, state, or federal income Tax liabilities of any Party.

(d) The adjustment described in Section 13.1(b)(i) shall serve to satisfy, up to the amount of the adjustment, Buyer’s entitlement under Section 2.1 to Hydrocarbon production from or attributable to the Properties during the period from the Effective Time to the Closing Date, and to the value of other income, proceeds, receipts and credits earned with respect to the Properties during such period, and Buyer shall not have any separate rights to receive any production or income, proceeds, receipts, or credits with respect to which an adjustment under Section 13.1(b)(i) has been made.

(e) Except to the extent accounted for in the adjustments to the Base Purchase Price made under Section 13.1(a) or (b): (i) Buyer shall be entitled to all Hydrocarbon production from or attributable to the Oil and Gas Properties at and after the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts, and credits earned with respect to the Properties at or after the Effective Time, except that Seller shall retain all COPAS overhead charges for Properties operated by Seller to which it is entitled for the period between the Effective Time and the Closing Date; and (ii) Seller shall be entitled to all Hydrocarbon production from or attributable to the Oil and Gas Properties prior to the Effective Time (and all products and proceeds attributable thereto), and to all other income, proceeds, receipts, and credits earned with respect to the Properties prior to the Effective Time. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (“COPAS”) standards.

Section 13.2 Initial Adjustment at Closing. At least five (5) days before the Closing Date, Seller shall provide to Buyer a statement (the “Initial Settlement Statement”) estimating the Purchase Price, giving effect to and showing its good faith computations of the amount of the adjustments provided for in Section 13.1 based on (A) amounts which, prior to such time, have actually been paid or received by Seller and (B) amounts calculated as provided in Section 7.5, Article VIII, and Section 13.5, if any. Buyer and Seller shall attempt to agree upon such adjustments prior to the Closing; provided that if such agreement is not reached, Seller’s computation of the Purchase Price shall be used at the Closing (except as to any adjustments for Asserted Defects which shall be resolved in accordance with Article VIII), subject to further adjustment under Section 13.3 after the Closing.

Section 13.3 Adjustment Post Closing. On or before 120 days after the Closing, Seller shall prepare a “Final Settlement Statement” and deliver same to Buyer, setting forth in reasonable detail the dollar amount, nature, and basis of each additional adjustment to the Base Purchase Price not reflected in the Initial Settlement Statement (whether the same be made to account for expenses or revenues not considered in making the adjustments made at the Closing, the resolution of Asserted Defects, the receipt of Required Consents, or to correct errors made in the adjustments made at the Closing). Buyer will assist Seller in the preparation of the Final Settlement Statement by providing Seller with any data or information reasonably requested by Seller. The Final Settlement Statement shall become final and binding on the Parties on the thirtieth (30th) day following receipt thereof by Buyer (the “Final Settlement Date”), unless Buyer gives written notice of its disagreement to Seller prior to such date. In order to be valid, any such notice shall specify in reasonable detail the dollar amount, nature, and basis of any disagreement so asserted. If Buyer and Seller are unable to agree on the Final Settlement Statement during such thirty-day period, Buyer and Seller shall submit all unresolved claims and amounts for arbitration in accordance with Section 17.16. If the amount of the Purchase Price as set forth on the Final Settlement Statement exceeds the amount of the Purchase Price paid at the Closing, then Buyer shall pay to Seller the amount by which the Purchase Price set forth on the Final Settlement Statement exceeds the amount of the Purchase Price paid at the Closing within five (5) Business Days after the Final Settlement Statement is agreed to or otherwise becomes final in accordance with this Section 13.3. If the amount of the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the Purchase Price paid at the Closing, Seller shall pay to Buyer the amount by which the Purchase Price as set forth on the Final Settlement Statement is less than the amount of the Purchase Price paid at the Closing within five (5) Business Days after the Final Settlement Statement is agreed to or otherwise becomes final in accordance with this Section 13.3. During the period between the Closing and the point in time when the Final Settlement Statement has been agreed to or otherwise becomes final in accordance with this Section 13.3, (a) Buyer shall, on a monthly basis, pay over to Seller any revenue received by it with respect to the Properties which was, under Section 13.1, to be reserved by Seller, and such payments shall be reflected in the Final Settlement Statement; and (b) Seller shall, on a monthly basis, pay over to Buyer any revenue received by Seller with respect to the Properties which is, under Section 13.1, owed to Buyer, and such payments shall be reflected in the Final Settlement Statement. If a dispute regarding the Final Settlement Statement is resolved by arbitration, payment by the Party obligated to do so shall be due on the fifth (5th) Business Day after the arbitrator renders its decision.

Section 13.4 No Further Adjustments. Following the adjustments under Section 13.3, no further adjustments shall be made under this Article XIII, except as provided in Section 13.5 below.

Section 13.5 Imbalance Adjustments. If, on the Closing Date, there exist imbalances in excess of the imbalances (if any) set forth on Schedule 4.13, Buyer or Seller shall give the other Party written notice of such fact prior to the Closing or within 120 days after the Closing. Thereafter, a determination shall be made (pursuant to Section 13.2 prior to the Closing, or Section 13.3 after the Closing) of (a) the amount, if any, by which the total actual amount of overproduction exceeds the total amount of overproduction as shown on Schedule 4.13, and (b) the amount, if any, by which the total actual amount of underproduction exceeds the total amount of underproduction shown on Schedule 4.13. The Base Purchase Price shall be decreased by an amount equal to the product of the actual total amount of overproduction (in Mcf) multiplied by the NYMEX closing price for natural gas on the Effective Time for deliveries of gas at the Henry Hub. The Base Purchase Price shall be increased by an amount equal to the product of the total actual amount of underproduction (in Mcf) multiplied by the NYMEX closing price for natural gas on the Effective Time for deliveries of gas at the Henry Hub. There shall be no adjustments for any imbalances discovered more than 120 days after the Closing, and the adjustments provided for in this Section 13.5 shall be Buyer’s sole and exclusive remedy for any overproduction, underproduction, or other imbalance related to the Properties.

Section 13.6 Gas Imbalances, Makeup Obligations. It is expressly understood and agreed that, upon the occurrence of Closing, but effective as of the Effective Time and subject to the adjustment in the preceding paragraph, Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Properties (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system, or other level, and regardless of whether the same arise under contract or otherwise). As a result of such succession, Buyer shall (a) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position, and (b) be obligated to bear any detriments which Seller would have been obligated to bear by virtue of such position (including the rights to produce and receive or, the obligation to deliver to others, production volumes attributable to the Properties).

Article XIV.

Assumption and Indemnification

Section 14.1 Assumption and Indemnification By Buyer. If the Closing occurs, then from and after the Closing Date, Buyer shall (i) assume and agree to pay, perform, and discharge all obligations and liabilities, and (ii) indemnify, defend, and hold Seller, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, successors, and assigns of Seller or its Affiliates (the “Seller Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, liabilities, losses, damages, fines, penalties, costs, and expenses (including court costs and consultants’ and reasonable attorneys’ fees) of any kind or character (collectively, “Losses”) (each Loss, individually, a “Seller’s Indemnified Claim” and collectively, “Seller’s Indemnified Claims”), in each case, arising from or related to, directly or indirectly:

(a) any breach, asserted during the applicable survival period, of any warranty of Buyer made in this Agreement (provided that, for purposes of this Section 14.1, all qualifications relating to materiality or the requirement of a Material Adverse Effect contained in such representations and warranties shall be disregarded), or of any covenant or agreement of Buyer contained in this Agreement or any document executed in connection herewith,

(b) except for liabilities for which Seller is required to indemnify Buyer pursuant to this Article XIV at the time a Claim Notice is delivered under Section 14.4, the ownership and/or operation of the Properties regardless of whether the same accrued or otherwise arose before, at, or after the Effective Time (including, without limitation, all liabilities and obligations arising under the Leases, Contracts, and agreements described in Section 2.1(d) above);

(c) except for liabilities for which Seller is required to indemnify Buyer pursuant to this Article XIV at the time a Claim Notice is delivered under Section 14.4, the condition of the Properties before, on, or after the Effective Time (including, without limitation, within such matters all obligations to properly plug and abandon, or replug and re-abandon, wells located on the Properties, to restore the surface and subsurface of the Properties, and to comply with, or to bring the Properties into compliance with, Applicable Environmental Laws, including conducting any remediation activities which may be required on or otherwise in connection with activities on the Properties), regardless of whether such condition or the events giving rise to such condition arose or occurred before, on or after the Effective Time; and

(d) all claims and liabilities relating to the payment of Taxes (including interest, penalties, and additions to Tax) for which Buyer has agreed to be responsible under the terms hereof.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS OF BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY SELLER INDEMNIFIED PARTIES, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW APPLICABLE TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

Section 14.2 Indemnification By Seller. If the Closing occurs, then from and after Closing, Seller shall retain liability for, and shall defend, indemnify, and hold Buyer, its Affiliates, and the officers, directors, managers, members, stockholders, general or limited partners, employees, agents, representatives, advisors, successors, and assigns of Buyer or its Affiliates (the “Buyer Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, liabilities, losses, damages, costs, and expenses (including court costs and consultants and reasonable attorneys’ fees) (individually, a “Buyer’s Indemnified Claim” and collectively, “Buyer’s Indemnified Claims”) arising from or related to, directly or indirectly:

(a) any breach, asserted during the applicable survival period, of any warranty (except for the representation and warranty in Section 4.13, as to which Buyer’s sole and exclusive remedy is found in Section 13.5) of Seller made in this Agreement (provided that, for purposes of this Section 14.2, all qualifications relating to materiality or the requirement of a Material Adverse Effect contained in such representations and warranties shall be disregarded), or of any covenant or agreement of Seller in this Agreement or any document executed in connection herewith;

(b) arising out of third party claims for personal injury or death that relate in any way to the Properties, to the extent that the acts, omissions, events, or conditions giving rise to such claims occurred prior to the Closing Date;

(c) all royalties, overriding royalties, production payments, net profits interests, and other burdens on production from or allocable to the Leases, Units, and Wells attributable to the period of Seller’s ownership of the Properties prior to the Effective Time, to the extent attributable to production revenues actually received by Seller;

(d) all claims and liabilities related to the offsite disposal, during the period of Seller’s ownership of the Properties prior to the Closing Date, of Hazardous Substances used in connection with or otherwise related to the Properties;

(e) all claims (if any) of third Persons, whether as the result of audits or otherwise, to refunds and adjustments for payments made or received by Seller under the terms of the Leases or the Contracts and attributable to the period prior to the Effective Time;

(f) any Excluded Properties; and

(g) Property-Related Taxes and Production Taxes due and owing with respect to the Properties for all periods (and portions thereof) prior to the Effective Time.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS OF SELLER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY BUYER INDEMNIFIED PARTIES, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW APPLICABLE TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

Section 14.3 Survival of Provisions/Limitations.

(a) The representations of Buyer and Seller contained in Article IV and Article VI of this Agreement shall survive for a period of nine (9) months after the Closing, except for the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.18, 4.19, 6.1, 6.2, 6.4, 6.7, 6.8, 6.9, 6.10, 6.11, and 6.12, which shall survive the Closing until the expiration of the applicable statute of limitations, and the representations and warranties contained in Section 4.5 and the first sentence of Section 4.7, which shall terminate at Closing. The covenants and other agreements of Seller and Buyer set forth in this Agreement that are to be performed at or prior to the Closing shall survive until the day following the Closing Date, and the covenants and other agreements of Seller and Buyer set forth in this Agreement that are to be performed following the Closing shall survive the Closing until fully performed. Representations, warranties, covenants, and agreements shall be of no further force and effect after the date of their expiration, after which time no claim with respect thereto may be made thereunder by any Party; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant, or agreement prior to its expiration or termination date.

(b) The indemnities in Section 14.1(a) and Section 14.2(a) shall terminate as of the termination date of each respective representation, warranty, covenant, or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date. Buyer’s indemnities in Section 7.3, Section 12.5, Sections 14.1(b), (c), and (d) and Section 17.5, and Seller’s indemnities in Sections 14.2(f) and (g), shall, in each case, continue without time limit; provided that the foregoing shall not be deemed a waiver of any applicable statute of limitations. Seller’s indemnities in Section 14.2(b), (c), (d), and (e) shall survive the Closing for a period of two (2) years.

(c) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller have any liability for any indemnification under Section 14.2 (excluding liability for any indemnification under Section 14.2(f) and (g)), (i) for any portion of an individual Loss that does not exceed Seventy-Five Thousand Dollars ($75,000), and then only to the extent such Loss exceeds Seventy-Five Thousand Dollars ($75,000), and (ii) for a portion of any Losses that exceed Seventy-Five Thousand Dollars ($75,000), until and unless the aggregate amount for all such Losses for which Claim Notices are timely delivered by Buyer exceed two percent (2%) of the Purchase Price, and then only to the extent such Losses exceed such amount.

(d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Seller’s aggregate liability to Buyer arising from or related to any breach of this Agreement, any representation, warranty, covenant or indemnity contained in this Agreement, exceed ten (10%) of the Base Purchase Price, except with respect to Section 14.2(f) and Section 14.2(g) in which case Seller’s aggregate liability shall not exceed the Purchase Price.

(e) Notwithstanding anything to the contrary contained in this Agreement, subject to rights of the Parties under Article XI, if the Closing occurs, this Article XIV contains the Parties’ sole and exclusive remedy against each other with respect to breaches of this Agreement, including breaches of the representations and warranties contained in Article IV and Article VI, and of the covenants and agreements that survive the Closing pursuant to the terms of this Agreement. Except for the remedies contained in this Article XIV, the rights of the Parties contained in Article XI, and the special warranty of title in the Conveyance, Buyer (on behalf of itself, each of the other Buyer Indemnified Parties and their respective insurers and successors in interest) releases, remises, and forever discharges the Seller Indemnified Parties from any and all suits, legal or administrative proceedings, claims, remedies, demands, damages, losses, costs, liabilities, interest, or causes of action whatsoever, in law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to or arising out of this Agreement, Seller’s ownership, use, or operation of the Properties, or the condition, quality, status or nature of the Properties, including, without limitation, rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and under other Environmental Laws, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution, rights under agreements between Seller and any Persons who are Affiliates of

Seller, and rights under insurance maintained by Seller or any Person who is an Affiliate of Seller, EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY RELEASED PERSON, excluding, however, any existing contractual rights between (i) Buyer or any of Buyer’s Affiliates and (ii) Seller or any of Seller’s Affiliates under contracts between them relating to the Properties, other than this Agreement.

Section 14.4 Notice of Claim. To make a claim for indemnification under this Article XIV, a Seller Indemnified Party or a Buyer Indemnified Party, as applicable, seeking indemnification (the “Indemnitee”) shall notify the indemnifying party of its claim under this Article XIV, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). If indemnification pursuant to Section 14.1 or 14.2 is sought based on a claim or action by a third party (“Third Party Claim”), the Indemnitee shall provide its Claim Notice promptly after the Indemnitee has actual knowledge of the Third Party Claim, shall enclose a copy of all papers (if any) served with respect to the Third Party Claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and shall cooperate with the indemnifying party in the defense thereof; provided, however, that the omission to give such notice to the indemnifying party shall not relieve the indemnifying party from any liability which it may have to the Indemnitee, except to the extent that the indemnifying party is prejudiced by the failure to give such notice and as otherwise provided in Section 14.3. The Indemnitee shall have the right to employ one separate counsel to represent the Indemnitee if the Indemnitee is advised by counsel that an actual conflict of interest makes it advisable for the Indemnitee to be represented by separate counsel, and the reasonable expenses and fees of such separate counsel shall be paid by the Indemnitee. If the indemnifying party does not admit its liability or admits its liability but fails to diligently defend or settle the Third Party Claim within twenty (20) days after its receipt of the Claim Notice, then the Indemnitee shall have the right to defend against the Third Party Claim at the sole cost and expense of the indemnifying party, with counsel of the Indemnitee’s choosing, subject to the right of the indemnifying party to admit its liability and assume the defense of the Third Party Claim at any time prior to settlement or final determination thereof. If the indemnifying party has not yet admitted its liability for a Third Party Claim, the Indemnitee shall send written notice to the indemnifying party of any proposed settlement and the indemnifying party shall have the option for ten (10) days following receipt of such notice to (i) admit in writing its liability for the Third Party Claim, and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement. If indemnifying party fails to respond and admit in writing its liability during such ten (10) day period, the indemnifying party will be deemed not to have approved such proposed settlement, and any dispute regarding such liability shall be resolved pursuant to Section 17.8.

In the case of a claim for indemnification not based upon a Third Party Claim, the indemnifying party shall have thirty (30) days from its receipt of the Claim Notice to (i) cure the damages complained of, (ii) admit its liability for such damages, or (iii) dispute the claim for such damages or the amount of such damages. If the indemnifying party does not notify the Indemnitee, within such thirty-day period, that it has cured the damages or that it disputes the claim for such damages, the amount of such damages shall be deemed to have been disputed by the indemnifying party hereunder.

Article XV.

Casualty Losses

Section 15.1 Casualty Loss. If, after the date of execution of this Agreement but prior to the Closing Date, any portion of the Properties is damaged, destroyed, or taken by condemnation or eminent domain, or otherwise suffers a reduction in value as a result of a casualty (a “Casualty Loss”), the Buyer will nevertheless be required to close, and the Purchase Price will be reduced by an amount equal to the lesser of (a) the Allocated Value of the Property affected by such Casualty Loss or (b) the amount of such Casualty Loss.

Article XVI.

Notices

Section 16.1 Notices. All notices and other communications required under this Agreement shall (unless otherwise specifically provided herein) be in writing and be delivered personally, by recognized commercial courier or delivery service which provides a receipt, by facsimile or e-mail (in either case with receipt acknowledged), or by registered or certified U.S. mail (postage prepaid with return receipt requested), at the following addresses:

If to Buyer:	Energy & Exploration Partners, LLC
Two City Place
100 Throckmorton Street, Suite 1700
Fort Worth, Texas 76102
Attention: Mr. Hunt Pettit
Telephone No.: (817) 784-9766
Facsimile No.: (817) 533-9840
Email: hpettit@enxp.com

With a copy to:	Energy & Exploration Partners, LLC
Two City Place
100 Throckmorton Street, Suite 1700
Fort Worth, Texas 76102
Attention: Mr. Tom McNutt
Telephone No.: (817) 494-7247
Facsimile No.: (817) 533-9840
Email: tmcnutt@enxp.com

If to Seller:	TreadStone Energy Partners, LLC
16420 Park Ten Place
Suite 100
Houston, Texas 77084
Attn: Key Sanford
Telephone: 713-482-2994
Facsimile: 281-492-1480
E-Mail: key.sanford@TreadStone-ep.com

With a copy to:	Kayne Anderson Capital Advisors
811 Main Street, 14th Floor
Houston, Texas, 77002
Attn: Kevin Brophy
Telephone: (713) 655-7559
Facsimile: (713) 655-7355
E-Mail: kbrophy@kaynecapital.com

or to such other place within the continental limits of the United States of America as a Party may designate for itself by giving notice to the other Party, in the manner provided in this Section 16.1, at least ten (10) days prior to the effective date of such change of address. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notices given by facsimile or e-mail shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next Business Day after receipt if received after recipient’s normal business hours.

Article XVII.

Miscellaneous Matters

Section 17.1 Change of Name. Unless otherwise authorized by Seller in writing, as promptly as practicable, but in any case within thirty (30) days after the Closing Date, Buyer shall eliminate the name “TreadStone Energy Partners, LLC” and any variants thereof from the Properties acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Seller or any of its Affiliates.

Section 17.2 Further Assurances. After the Closing, Seller and Buyer each agrees to take such further actions and to execute, acknowledge, and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 17.3 Waiver of Consumer Rights. It is the intention of the Parties that Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present, or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices-Consumer Protection Act, Subchapter E of Chapter 17, Sections 17.41 et seq., of the Texas Business and Commerce Code, as amended (the “DTPA”). BUYER HEREBY WAIVES THE PROVISIONS OF THE TEXAS DECEPTIVE TRADE PRACTICES ACT, CHAPTER 17, SUBCHAPTER E, SECTIONS 17.41 THROUGH 17.63, INCLUSIVE (OTHER THAN SECTION 17.555, WHICH IS NOT WAIVED), TEX. BUS. & COM. CODE. IN ORDER TO EVIDENCE ITS ABILITY TO GRANT SUCH WAIVER, BUYER HEREBY REPRESENTS AND WARRANTS TO SELLER THAT BUYER (A) IS IN THE BUSINESS OF SEEKING OR ACQUIRING, BY PURCHASE OR LEASE, GOODS OR SERVICES FOR COMMERCIAL OR BUSINESS USE, (B) HAS KNOWLEDGE AND EXPERIENCE IN FINANCIAL AND BUSINESS MATTERS THAT ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE TRANSACTION CONTEMPLATED HEREBY, AND (C) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION.

Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

Section 17.4 Expenses; No Special Damages. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY OBLIGATION WITH RESPECT TO THIS AGREEMENT, OR OTHERWISE IN CONNECTION HEREWITH, FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS OR LOSS OF REVENUE, EXCEPT TO THE EXTENT AN INDEMNITEE IS REQUIRED TO PAY PUNITIVE, SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES TO A THIRD PARTY THAT IS NOT AN INDEMNITEE.

Section 17.5 No Transfer Taxes. No Transfer Tax will be collected at the Closing from Buyer in connection with this transaction. If, however, this transaction is determined to be subject to sales or similar Transfer Taxes, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold the Seller Indemnified Parties harmless, for any and all Transfer Taxes (including related penalty, interest, or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto, and the Buyer shall remit such Transfer Taxes at that time. Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such Transfer Taxes have been met. Notwithstanding the foregoing, Buyer shall bear all of the recording fees incurred and imposed upon, or with respect to, the transfer or other transactions contemplated hereby.

Section 17.6 Entire Agreement. This Agreement, together with all Exhibits, Schedules, and other documents to be delivered pursuant to the terms hereof, and the Confidentiality Agreement, contain the entire understanding of the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions among the Parties with respect to such subject matter. In the event of a conflict between the terms and provisions of this Agreement and those of the Conveyance, the terms and provisions of this Agreement shall govern and control.

Section 17.7 Amendments, Waivers. This Agreement may be amended, modified, supplemented, restated, or discharged only by an instrument in writing executed by both Parties. Any failure by any Party or Parties to comply with any of its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 17.8 Choice of Law, etc. Without regard to principles of conflicts of Law that would direct the application of the Law of another jurisdiction, this Agreement shall be construed and enforced in accordance with and governed by the Laws of the State of Texas applicable to contracts made and to be performed entirely within such state and the Laws of the United States of America. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. Each Party hereto consents to personal jurisdiction in any action brought in the United States federal courts located within Harris County, Texas (or, if jurisdiction is not available in the United States federal courts, to personal jurisdiction in any action brought in the state courts located in Harris County, Texas) with respect to any dispute, claim, or controversy arising out of, in relation to, or in connection with this Agreement, and each of the Parties hereto agrees that any action instituted by it against the other with respect to any such dispute, controversy, or claim will be instituted exclusively in the United States District Court for the Southern District of Texas (or, if jurisdiction is not available in the United States District Court for the Southern District of Texas, then exclusively in the state courts located in Harris County, Texas). The Parties hereto hereby waive trial by jury in any action, proceeding, or counterclaim brought by any Party hereto against another in any matter whatsoever arising out of, in relation to, or in connection with this Agreement.

Section 17.9 Time of Essence. Time is of the essence in this Agreement and the performance of the obligations hereunder.

Section 17.10 No Assignment. Neither Party shall have the right to assign this Agreement, including any indemnification rights or any obligations or benefits hereunder (except to an Affiliate of the assigning Party by assignment, transfer of equity, merger, reorganization, or consolidation, provided that the Affiliate assumes all of the obligations of the assigning Party pursuant to this Agreement, and the assigning Party remains jointly and severally liable) without the prior written consent of the other Party first having been obtained, and any transfer in absence of such Consent shall be null and void.

Section 17.11 Successors and Assigns. Subject to the limitation on assignment contained in Section 17.10 above, this Agreement shall be binding on and inure to the benefit of the Parties hereto and their respective successors and assigns.

Section 17.12 No Press Releases. Neither Party shall make any public announcement with respect to the transaction contemplated hereby without the consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). Despite the previous sentence, each Party has the right to disclose any information required by applicable Law, including the rules and regulations promulgated by the applicable securities regulators and stock exchanges.

Section 17.13 Counterpart Execution. For execution, this Agreement may be executed in counterparts, all of which are identical and all of which constitute one and the same instrument. It shall not be necessary for Buyer and Seller to sign the same counterpart. This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 17.14 Replacement Bonds, Letters of Credit, and Guaranties. The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Authorities and relating to the Properties are to be transferred to Buyer. On or before the Closing, Buyer shall obtain, or cause to be obtained, in the name of Buyer, replacements for such bonds, letters of credit, and guarantees as necessary to permit the cancellation of the bonds, letters of credit, and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement. Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit, or guarantees that Buyer has previously posted, as long as such existing bonds, letters of credit, or guarantees are adequate to secure the release of those posted by Seller.

Section 17.15 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any Person other than Buyer and Seller to any claims, cause of action, remedy, or right of any kind, except the rights expressly provided to the Persons described in Sections 14.1 and 14.2.

Section 17.16 Arbitration.

(a) Any disagreement, difference, or dispute among the Parties provided in Section 8.5(b), Section 8.7, and Section 13.3 to be resolved by arbitration shall be resolved pursuant to arbitration according to the procedures set forth in this Section 17.16. Either Party may commence an arbitration proceeding hereunder by giving written notice to the other Party.

(b) If the dispute arises under Section 13.3, Seller and Buyer, no later than five (5) Business Days after the delivery of the notice commencing the arbitration proceeding, shall submit the dispute for resolution by the Designated Accountants. The Parties will present their positions to the Designated Accountants in the offices of the Designated Accountants in Houston, Harris County, Texas, within fifteen (15) days after the submission of the dispute unless otherwise required by the Designated Accountants. The Designated Accountants will be required to resolve the dispute in a fair and equitable manner in accordance with GAAP consistently applied within thirty (30) days after the presentation by the Parties of their positions.

(c) If the dispute arises under Section 8.5(b) or Section 8.7, Seller and Buyer, no later than five (5) Business Days after the delivery of the notice commencing the arbitration proceeding, shall each select an arbitrator. Promptly following their selection, the arbitrators selected by Seller and Buyer jointly shall select a third arbitrator. The arbitration shall be heard before, and decided by, the third arbitrator. All arbitrators selected under this Section 17.16(c) shall have at least eight (8) years of professional experience as either an oil and gas title examiner or an environmental consultant in the oil and gas industry, as applicable, shall not previously have been employed by either Party, and shall not have a direct or indirect interest in either Party or the subject matter of the arbitration. The arbitration hearing shall commence as soon as is practical, but in no event later than thirty (30) days after the selection of the third arbitrator. If any arbitrator selected under this Section 17.16(c) should die, resign, or otherwise be unable to perform his duties hereunder, a successor arbitrator shall be selected pursuant to the procedures set forth in this Section 17.16(c). The third arbitrator shall settle all disputes in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent that such Rules do not conflict with the terms of this Agreement. Any arbitration hearing shall be held in Houston, Harris County, Texas.

(d) The decisions of the Designated Accountants and the third arbitrator shall be final and binding on the Parties and, if necessary, may be enforced in any court of competent jurisdiction. The Law governing all disputes arising under this Section 17.16 shall be the Laws of the State of Texas and applicable federal Laws, but, in each case, without regard to conflicts of laws principles. The fees and expenses of the Designated Accountants and the arbitrators shall be shared one-half by Seller and one-half by Buyer. Any payment to be made as the result of any dispute resolved by arbitration hereunder shall be due on the later of (i) the date on which payments are due in connection with the Final Settlement Statement as provided in Section 13.3, or (ii) the fifth (5th) Business Day after the decision of the Designated Accountants or the arbitrator is rendered.

Section 17.17 References, Titles, and Construction.

(a) All references in this Agreement to exhibits, schedules, articles, sections, subsections and other subdivisions refer to corresponding exhibits, schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine, and neuter genders shall be construed to include any other gender.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive, and the word “include” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(g) All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(h) The Exhibits listed in the List of Exhibits are attached hereto. Each such Exhibit is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Exhibit, unless the context in which used shall otherwise require.

(i) Seller and Buyer have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. It is expressly agreed that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision thereof.

Section 17.18 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

[Signature Pages to Follow]

IN WITNESS WHEREOF, this Agreement is executed by Seller on the date set forth above.

“SELLER”

TreadStone Energy Partners, LLC

By:	/s/ Frank McCorkle
	Name:	Frank McCorkle
	Title:	President & CEO

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, this Agreement is executed by Buyer hereto on the date set forth above.

“BUYER”

Energy & Exploration Partners, LLC

By:	/s/ Hunt Pettit
	Name:	Hunt Pettit
	Title:	Chief Executive Officer and President

[Signature Page to Purchase and Sale Agreement]